UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Active Network, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10182 Telesis Court, Suite 100

San Diego, California 92121

April 13, 2012

Dear Stockholder:

You are cordially invited to participate in the 2012 Annual Meeting of Stockholders of The Active Network, Inc., which will be held on Wednesday, May 23, 2012, at 8:00 a.m. Pacific Time. We are very pleased that this year’s annual meeting will be our first annual meeting following our initial public offering in May 2011. In addition, we are excited to hold a completely virtual annual meeting of stockholders.

To participate, vote, or submit questions during the annual meeting via live webcast, please visit www.virtualshareholdermeeting.com/ACTV2012. You will not be able to attend the annual meeting in person.

We are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process will expedite stockholders’ receipt of the materials, lower the costs of our annual meeting, and conserve natural resources. On or about April 13, 2012, we will mail to our stockholders a notice containing instructions on how to access our 2012 Proxy Statement and our 2011 Annual Report on Form 10-K and how to vote by phone or online. The notice also will include instructions on how you can receive a paper copy of the proxy materials, including the notice of annual meeting, 2012 Proxy Statement, and proxy card. If you receive your proxy materials by mail, the notice of annual meeting, 2012 Proxy Statement, and proxy card from our Board of Directors are enclosed. If you receive your proxy materials via e-mail, the e-mail contains voting instructions and links to the 2012 Proxy Statement and 2011 Annual Report on Form 10-K on the Internet. We encourage you to read our 2011 Annual Report on Form 10-K, which includes information on our operations and technology platform and applications, as well as our audited financial statements.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of two director nominees	FOR
Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR
Advisory vote on executive compensation	FOR
Advisory vote on the frequency of holding an advisory vote on executive compensation	FOR, EVERY YEAR

Please refer to the 2012 Proxy Statement for detailed information on each of the proposals and the annual meeting. Your vote is important, and we strongly urge you to cast your vote. We encourage you to vote promptly, even if you plan on participating in the meeting via live webcast.

Sincerely,

DAVID ALBERGA

Chairman of the Board and Chief Executive Officer

i

10182 Telesis Court, Suite 100

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:00 a.m. (Pacific Time) on Wednesday, May 23, 2012

PLACE	Online only at:

www.virtualshareholdermeeting.com/ACTV2012

You will not be able to attend the annual meeting in person.

MEETING ADMISSION	To participate, vote, or submit questions during the annual meeting via live webcast, please visit www.virtualshareholdermeeting.com/ACTV2012 and be sure to have your 12-digit control number (included in your Notice of Internet Availability of Proxy Materials).

AGENDA	(1)	Elect the two director nominees named in the 2012 Proxy Statement to hold office for three years until the 2015 annual meeting of stockholders;

(2)	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3)	Hold an advisory vote on executive compensation;

(4)	Hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

(5)	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	March 26, 2012

VOTING	Please vote as soon as possible to record your vote promptly, even if you plan to participate in the meeting via live webcast. Your broker will NOT be able to vote your shares with respect to the election of directors if you have not given your broker specific instructions to do so. We strongly encourage you to vote. You have three options for submitting your vote before the annual meeting:

•	Internet;

•	Phone; or

•	Mail.

WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE MEETING VIA LIVE WEBCAST, PLEASE CAST YOUR VOTE AS PROMPTLY AS POSSIBLE. THIS WILL HELP ENSURE THE PRESENCE OF A QUORUM.

By Order of the Board of Directors,

Kory Vossoughi

Chief Legal Officer, General Counsel & Secretary

San Diego, California

April 13, 2012

THE ACTIVE NETWORK, INC.

10182 Telesis Court, Suite 100

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2012

We are providing these proxy materials in connection with The Active Network, Inc.’s 2012 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction card, and our 2011 Annual Report on Form 10-K were first made available to stockholders on or about April 13, 2012. This proxy statement contains important information for you to consider when deciding how to vote on each of the matters to be acted upon at the annual meeting. Please read it carefully.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily on the Internet rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and cast your vote via the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and proxy card or vote instruction form. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

This proxy statement and our 2011 Annual Report on Form 10-K are available at www.proxyvote.com. In addition, if you have not received a paper copy of our proxy materials and would like to receive one for the annual meeting or for future stockholder meetings, you may request copies as follows:

•	By telephone: call 1-800-579-1639 free of charge and follow the instructions;

•	By Internet: go to www.proxyvote.com and follow the instructions; or

•

By e-mail: send an e-mail message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 12-digit control number located in your Notice of Internet Availability of Proxy Materials in the subject line.

PARTICIPATING IN THE ANNUAL MEETING

We will be hosting the annual meeting live via Internet webcast. You will not be able to attend the meeting in person. A summary of the information you need to attend the meeting online is provided below:

•	Any stockholder can listen to the meeting and participate live via webcast at www.virtualshareholdermeeting.com/ACTV2012

•	Webcast will begin at 8:00 a.m., Pacific Time, on May 23, 2012

•	Stockholders may vote and submit questions during the meeting via live webcast or in advance by e-mail to IR@activenetwork.com

•	Please have your 12-digit control number to enter the meeting

•	If you do not have your 12-digit control number, you will be able to listen to the meeting only—you will not be able to vote or submit questions during the meeting

•	Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ACTV2012

•	Questions regarding how to connect and participate via the Internet will be answered by calling 1-877-784-2404 on the day before the meeting and the day of the meeting

•	Webcast replay of the meeting will be available until 11:59 p.m., Eastern Time, on May 22, 2013 at www.virtualshareholdermeeting.com/ACTV2012

ABOUT THE 2012 ANNUAL MEETING

Can I attend the annual meeting?

We will be hosting the 2012 annual meeting live via the Internet. You will not be able to attend the meeting in person. Any stockholder can listen to and participate in the annual meeting live via the Internet at www.virtualshareholdermeeting.com/ACTV2012. The webcast will start at 8:00 a.m., Pacific Time, on May 23, 2012. Stockholders may vote and submit questions while connected to the annual meeting on the Internet. Stockholders may also submit questions in advance by e-mail to IR@activenetwork.com.

What do I need in order to be able to participate in the annual meeting online?

You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions during the meeting. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ACTV2012. If you do not have your 12-digit control number, you will be able to listen to the meeting only—you will not be able to vote or submit questions during the meeting.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters described in this proxy statement. In addition, following the meeting, management will report on the performance of our company and respond to questions from stockholders.

What am I voting on at the annual meeting?

Stockholders will be asked to vote on four proposals. The proposals are to:

(1)	Elect the two director nominees named in this proxy statement to hold office for three years until the 2015 annual meeting of stockholders;

(2)	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3)	Hold an advisory vote on executive compensation; and

(4)	Hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

Could other matters be decided at the annual meeting?

We are not aware, as of the date hereof, of any matters to be voted upon at the annual meeting other than those stated in this proxy statement. Our Amended and Restated Bylaws require that we receive advance notice of any proposal to be brought before the annual meeting by our stockholders, and we have not received notice of any such proposals. If any other matters are properly brought before the annual meeting, the proxy holders appointed by the Board of Directors will have the discretion to vote on those matters for you.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the annual meeting?

The Board of Directors recommends that you vote:

•	FOR each of the nominees to the Board of Directors (Proposal 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year (Proposal 2);

•	FOR the approval, on an advisory basis, of the compensation of the “named executive officers” as disclosed in this proxy statement (Proposal 3); and

•	FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation (Proposal 4).

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on the record date of March 26, 2012. At the close of business on the record date, there were outstanding and entitled to vote 58,166,605 shares of common stock. You get one vote for each share of common stock that you hold. Only holders of our common stock as of the record date are entitled to notice of and to vote on some or all of the matters listed in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the annual meeting, and during the annual meeting such list will be available for examination at www.virtualshareholdermeeting.com/ACTV2012.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the record date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What will happen if I do not vote my shares?” below for additional information.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

•

Via the Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 22, 2012.

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2012.

•

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 22, 2012 to be voted at the annual meeting.

•	During the Annual Meeting. Instructions on how to vote while participating in our annual meeting live via the Internet are posted at www.virtualshareholdermeeting.com/ACTV2012.

The Internet and telephone voting procedures described above, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our annual meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are making this proxy statement available to our stockholders electronically via the Internet. On or about April 13, 2012, we will mail the Notice of Internet Availability of Proxy Materials to our stockholders who held shares at the close of business on the record date, other than those stockholders who previously requested printed or electronic copies of the proxy materials from us. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our 2011 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability of Proxy Materials on how to access each proxy card and vote each proxy card over the Internet or by telephone. If you received paper proxy materials by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the annual meeting. You cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?” above.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the annual meeting by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the Internet—only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 22, 2012 will be counted;

•	participating in the annual meeting live via the Internet and voting again; or

•	delivering a written revocation to our Corporate Secretary at The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego, California 92121, before the annual meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, via the Internet before the annual meeting, or during the annual meeting via live webcast, your shares will not be voted at the annual meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those matters on which it has discretion to vote. Under the rules of the New York Stock Exchange, or NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3, and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2. The broker’s inability to vote on non-discretionary matters for which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Please see “What is a ‘broker non-vote’?” below for more information.

What is a “broker non-vote”?

The NYSE has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. Under current NYSE interpretations, Proposals 1, 3, and 4 are each considered a non-discretionary matter and Proposal 2 is considered a discretionary matter.

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not adversely impact our ability to obtain a quorum and will not affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1 and 4) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 2 and 3).

How is a quorum obtained, and why is a quorum required?

We will hold the annual meeting if a quorum is present. A quorum will be present if holders of a majority of the outstanding shares of common stock entitled to vote on a matter at the annual meeting are present or represented by proxy at the meeting. As of the close of business on the record date, we had 58,166,605 shares of common stock outstanding and entitled to vote at the annual meeting, meaning that 29,083,303 shares of common stock must be represented in person or by proxy to have a quorum. If a quorum is not present at the annual meeting, the meeting may be adjourned from time to time until a quorum is obtained. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this proxy statement and listed on the proxy card. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares, these shares will be counted for purposes of determining the presence of a quorum for the transaction of business.

How many votes are required to approve each proposal?

Proposal	Vote Required	Votes that May be Cast	Discretionary Voting Allowed?
Proposal 1—Election of the two director nominees named in this proxy statement	Plurality of votes cast The two directors who receive the most votes will be elected

FOR all nominees

WITHHOLD as to all nominees

FOR all nominees except those specific nominees from whom you WITHHOLD your vote

A withhold vote will have the same effect as an abstention.

However, neither an abstention nor a withhold vote will affect the outcome of the election.

No

Proposal 2—Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012	Majority of the shares entitled to vote and present in person or represented by proxy	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an against vote.	Yes

Proposal 3—Advisory vote on executive compensation	Majority of the shares entitled to vote and present in person or represented by proxy	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an against vote.	No

Proposal 4—Advisory vote on the frequency of holding an advisory vote on executive compensation	Plurality of votes cast We will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders, on an advisory basis.

FOR Every Year

FOR Every Two Years

FOR Every Three Years

ABSTAIN

If you abstain from voting on this proposal, the abstention will have the same effect as not voting at all on this proposal and will not affect the outcome of the advisory vote.

No

How can I find the voting results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who is making and paying for this proxy solicitation?

This proxy is solicited on behalf of the Board of Directors. We will pay the cost of distributing this proxy statement and related materials. Our officers may solicit proxies by mail or telephone. Upon request, we will provide copies of these materials to banks, brokers, fiduciaries, custodians, and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to the beneficial owners. We may, if appropriate, retain an independent proxy solicitation firm to assist us in soliciting proxies. If we do retain a proxy solicitation firm, we would pay such firm’s customary fees and expenses, which fees would be expected to be approximately $10,000, plus expenses.

Is my vote confidential?

Proxy cards and voting tabulations that identify individual stockholders are mailed or returned directly to Broadridge Financial Solutions and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

•	as needed to permit Broadridge Financial Solutions to tabulate and certify the vote;

•	as required by law; or

•	in limited circumstances such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

COMPANY INFORMATION AND MAILING ADDRESS

We were originally incorporated in California in October 1998 as Racegate.com, Inc. and became a Delaware corporation through a stock exchange agreement in July 1999. In May 2001, we changed our name to The Active Network, Inc. Our principal executive offices are located at 10182 Telesis Court, Suite 100, San Diego, California 92121. Our corporate website address is www.activenetwork.com, and our primary participant website is www.active.com. Information contained on our websites is not a part of this proxy statement and the inclusion of our website addresses in this proxy statement is an inactive textual reference only.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the annual meeting, our stockholders will be asked to elect two directors nominated for election as Class I directors. Our Board of Directors currently consists of seven members and is divided into three classes. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified.

Bruns H. Grayson and Joseph Levin, the nominees, are currently serving as Class I directors. The nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominees who may be designated by the present Board of Directors to fill the vacancy. The persons named in the form of proxy card attached to this proxy statement intend to vote such proxy for the election of each of the nominees, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees.

Each of the nominees, as well as the Class II and Class III directors who are continuing to serve, are listed below together with information as of March 26, 2012 regarding each director’s principal occupation, business experience and other directorships, together with the qualifications, attributes and skills that led our Board to the conclusion that each of our directors should serve as a director.

Vote Required for Approval

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the two director nominees receiving the highest number of “FOR” votes will be elected as Class I directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote. All of the director nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as Active may designate, unless a contrary instruction is indicated in the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION BRUNS H. GRAYSON AND

JOSEPH LEVIN TO THE BOARD OF DIRECTORS AS CLASS I DIRECTORS.

Nominees for Election as Directors and Directors Continuing in Office

The following sets forth information, as of March 26, 2012, regarding members of our Board, including the director nominees for election at the annual meeting, related to his business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to the conclusion that each of our directors should serve as a director. As discussed below under “Corporate Governance—Identification and Evaluation of Director Nominees”, we believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and Company and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his profession and community. We also believe that our directors’ diversity of backgrounds and experiences, results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

Director Nominees as Class I Directors (terms expire 2012)

Bruns H. Grayson (age 64) has served on our Board of Directors since May 2009. Mr. Grayson is a managing partner at ABS Ventures, a venture capital firm, where he has managed all of the firm’s venture capital partnerships since 1983. Mr. Grayson began his career as a venture capitalist in 1981 at Adler & Co., a venture capital firm. Prior to that time, he was an associate at McKinsey and Co., a management consulting firm. Mr. Grayson earned a B.A. from Harvard University, an M.A. from Oxford University, and a J.D. from The University of Virginia Law School. We believe Mr. Grayson is qualified to serve on our Board of Directors due to his 30 years of experience, his many investments in early stage high technology businesses and his experience as a director in many private and public companies.

Joseph Levin (age 32) has served on our Board of Directors since February 2008. Since November 2009, Mr. Levin has served as chief executive officer of Mindspark Interactive Network, a wholly-owned subsidiary of IAC, a leading internet company. Since joining IAC in 2003, Mr. Levin held a number of strategic planning and finance positions with IAC, including senior vice president, mergers & acquisitions and finance from January 2008 to November 2009. Prior to joining IAC, Mr. Levin worked in the technology mergers & acquisitions group at Credit Suisse First Boston (now Credit Suisse), an investment banking firm. Mr. Levin is a member of the board of directors and Audit Committee of Tree.com, a leading online lending exchange listed on the NASDAQ stock market. Previously, Mr. Levin served on the board of directors of Points International Ltd., a public company that helps loyalty programs to drive greater online membership and also served on the board of directors of Merchant Circle, a private company which provides social networking services for local business owners, until the sale of Merchant Circle to Reply.com in 2011. Mr. Levin earned both a B.S. in economics and a B.A.S. in engineering from the University of Pennsylvania. We believe Mr. Levin is qualified to serve on our Board of Directors due to his senior executive management, strategic planning and mergers and acquisitions and finance experience.

Continuing Class II Directors (terms expire 2013)

Stephen L. Green (age 61) has served on our Board of Directors since November 2001 and is the Chairman of our Audit Committee. Since 1991, Mr. Green has been a partner with Canaan Partners, a venture capital firm, where he has invested in technology companies. From October 1985 until November 1991, Mr. Green served as managing director of General Electric Capital’s Corporate Finance Group. Mr. Green also serves on the Board of Directors and Audit and Compensation Committees of Dean Foods Company, a leading food and beverage company; the Board of Directors and Audit Committee of Caris Life Sciences, a provider of diagnostic, translational development and pharmaceutical services; and the board of directors and Audit Committee of Verance Corporation, a media technology developer, all of which are privately held. Mr. Green also served as chairman of the Audit Committee at Advance PCS from 1993 to 2005. Mr. Green earned a B.A. in English from Amherst College. In addition, Mr. Green held a variety of financial roles over a 12-year period at General Electric, including a five year term as corporate auditor. We believe Mr. Green is qualified to serve on our Board of Directors due to his broad background in analyzing and financing companies involved in manufacturing, retail, radio, television, cable broadcasting and financial services during his 25-year career in private equity.

Matthew Landa (age 47) has been our President since February 2002 and has served on our Board of Directors since November 2005. From March 2000 to February 2002, Mr. Landa was our Chief Commerce Officer. From June 1999 to March 2000, Mr. Landa was president of ACT Manufacturing, a NASDAQ Stock Market listed company providing value-added electronics manufacturing services for original equipment manufacturers in the networking and telecommunications, computer, industrial and medical equipment markets. From 1995 to 1999, Mr. Landa was the president and chief executive officer of CMC Industries, a NASDAQ Stock Market listed company providing electronics manufacturing services. ACT Manufacturing acquired CMC Industries in 1999. Mr. Landa also previously worked at Monitor Company, a global strategy consulting firm. Mr. Landa earned an A.B. from Dartmouth College and an M.B.A. from Stanford University. We believe Mr. Landa is qualified to serve on our Board of Directors based on his executive experience at The Active Network where he has led the development and growth of the company for over 10 years.

Scott Schultz (age 56) has served on our Board of Directors since May 2009. Mr. Schultz has served as the managing director for recreational tennis at the United States Tennis Association (USTA) since June 2003. Before joining the USTA, Mr. Schultz founded Ferris State University’s Professional Tennis Management (PTM) program, the nation’s first bachelor degree program in tennis. He served as the program’s Director from 1987 to 1998 and then as a full professor for PTM in the University’s College of Business from 1998 to 2003. Mr. Schultz also previously served as associate vice president for administration and finance at Ferris State University, where he oversaw all of the University’s auxiliary enterprise business units. Mr. Schultz was a four-year scholarship tennis player at Western Michigan University, where he earned a B.B.A. He has also earned an M.S. in Career and Technical Education from Ferris State University. We believe Mr. Schultz is qualified to serve on our Board of Directors due to his finance background and his executive experience within our industry.

Continuing Class III Directors (terms expire 2014)

David Alberga (age 49) has served as our Chairman of the Board since February 2011 and as a member of our Board of Directors and our Chief Executive Officer since December 1999. From December 1999 to February 2002, Mr. Alberga also served as our President. From January 1996 to November 1999, Mr. Alberga served in various positions at TicketMaster Online-CitySearch, a portal and transaction company. Mr. Alberga initially served as general manager of established markets for CitySearch City Guides, a leading integrated local search, directory and media company, and was promoted to executive vice president and subsequently to chief operating officer of the company’s City Guides business. Mr. Alberga has also held positions with Linear Technology, an analog semiconductor manufacturer, The Boston Consulting Group, a global management consulting company, and Procter & Gamble, a global consumer products company. Mr. Alberga earned a B.S. from the United States Military Academy at West Point and both an M.B.A. and an M.A. from Stanford University. We believe Mr. Alberga is qualified to serve on our Board of Directors based on his executive experience at The Active Network, where he has led the development and growth of the company for over 10 years.

Thomas N. Clancy (age 54) has served on our Board of Directors since November 2002. Mr. Clancy has been a managing member at TAO Venture Capital Partners, a venture capital fund focused on early stage investments, since October 2005. From January 1998 to September 2005, Mr. Clancy served as managing director of Enterprise Partners Venture Capital, leading its Internet, consumer and software investment practices. Prior to joining Enterprise Partners Venture Capital, Mr. Clancy was a partner at TRC, Inc., a software consulting company, the chief executive officer of Expersoft, a developer of Internet Infrastructure software, and Vice President of Technology Development for Transaction Technology, Inc., a subsidiary of Citicorp. Mr. Clancy serves on the board of a number of private companies, is a board member and past president of the San Diego Venture Group and previously served as a director of Stamps.com (STMP). Mr. Clancy earned a B.S. from Rensselaer Polytechnic Institute. We believe Mr. Clancy is qualified to serve on our Board of Directors due to his more than 30 years of experience as an executive and an investor in software and services companies.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012, and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment. Before selecting Ernst & Young LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that, based on Ernst & Young LLP’s prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for us by Ernst & Young LLP would impair Ernst & Young LLP’s independence and concluded that they did not. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders. Ernst & Young LLP has audited our financial statements since 2007.

A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required for Approval

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative “FOR” vote of a majority of the shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote. A vote to “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Rule 14a-21(a) of the Securities Exchange Act of 1934, we are seeking an advisory vote on the compensation of the named executive officers as disclosed in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Executive Compensation.” Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to The Active Network, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 30, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving our corporate goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

Vote Required for Approval

The advisory resolution set forth above, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation. Approval of the advisory resolution set forth above requires the affirmative “FOR” vote of a majority of the shares entitled to vote and present in person or represented by proxy. Abstentions will have the same effect as voting against the resolution. Because broker non-votes are not counted as votes for or against this resolution, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS,

THE COMPENSATION OF ACTIVE’S NAMED EXECUTIVE OFFICERS

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Rule 14a-21(b) of the Securities Exchange Act of 1934, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years pursuant to the following advisory resolution:

RESOLVED, that the voting choice of once every year, once every two years, or once every three years that receives the highest number of votes cast in connection with this resolution will be considered to be the frequency preferred by stockholders on an advisory basis for The Active Network, Inc. to hold a non-binding vote to approve the compensation of the named executive officers.

The Board of Directors has determined that holding an advisory vote on executive compensation every year (annually) is the most appropriate policy for the Company at this time, and recommends that stockholders vote for the Company to hold annual advisory votes on executive compensation. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in our proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our desire to seek input from, and engage in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies, and practices. We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.

Vote Required for Approval

The vote is advisory and non-binding. The Board of Directors will consider the outcome, along with other relevant factors, in determining how often to conduct advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder advisory vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of the stockholders. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE,

ON AN ADVISORY BASIS, FOR THE ADVISORY VOTE ON

COMPENSATION OF NAMED EXECUTIVE OFFICERS

TO OCCUR ONCE EVERY YEAR

CORPORATE GOVERNANCE

Overview

During fiscal 2011, our Board had three standing Committees, comprised of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. In addition to the three standing Committees, the Board may approve from time to time the creation of special committees to assist the Board in carrying out its duties.

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Conduct, together with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and charters of our Board committees, form the basis for our corporate governance framework.

Our Corporate Governance Guidelines (which includes our categorical standards of director independence), our Code of Conduct (which includes our policies on ethics and compliance), our Board Committee charters and other corporate governance information can be found in the “Investor Relations” section of our website accessible at www.activenetwork.com, by clicking the “Corporate Governance” link. Any stockholder also may request copies of these materials in print, without charge, by contacting our Investor Relations Department at 10182 Telesis Court, Suite 100, San Diego, California 92121.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure effective corporate governance of our Company. Our Corporate Governance Guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities (including those of the Presiding Director), director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its committees. Our Corporate Governance Guidelines are reviewed regularly by the Nominating and Corporate Governance Committee of our Board and revised when appropriate. The full text of our Corporate Governance Guidelines can be found in the “Investor Relations” section of our website accessible at www.activenetwork.com, by clicking the “Corporate Governance” link. A printed copy may also be obtained by any stockholder upon request.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees, including our principal executive officer and principal financial officer. This Code of Conduct is reviewed on an annual basis and modified as deemed necessary. A copy of our Code of Conduct, and any amendments to this code, or any waivers of its requirements, is located on our website at www.activenetwork.com, as permitted under SEC rules and regulations. A copy of the Code of Conduct may also be obtained free of charge, from us upon a request directed to The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego, California 92121, Attention: Investor Relations. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

Attendance at Meetings

During fiscal 2011, each director attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and board committees on which such director served during the period. Board members are expected to attend our annual meetings of stockholders.

Board Composition

Our Board of Directors is authorized to have seven members. There are no family relationships among any of our directors and executive officers. Our Board of Directors is comprised of three classes, as follows:

•	Class I, whose members are Messrs. Grayson and Levin. The terms of the Class I directors expire at our 2012 annual meeting of stockholders;

•	Class II, whose members are Messrs. Green, Landa and Schultz. The terms of the Class II directors expire at our 2013 annual meeting of stockholders; and

•	Class III, whose members are Messrs. Alberga and Clancy. The terms of the Class III directors expire at our 2014 annual meeting of stockholders.

At each annual meeting of stockholders, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the election of directors.

Board of Directors Leadership Structure

Our Board of Directors believes that Mr. Alberga’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of our company and our stockholders. Mr. Alberga possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and we believe he is the person best positioned to develop agendas that ensure that our Board of Directors time and attention is focused on the most critical matters. Our Board of Directors believes that his combined role enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees, customers and vendors. Each of the directors other than Messrs. Alberga and Landa is independent under the rules of the NYSE and the SEC, and our Board of Directors believes that the independent directors provide effective oversight of management. Although our Board of Directors currently believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board of Directors with the flexibility to separate the positions of Chairman of the Board and Chief Executive Officer. While we do not currently intend to separate these positions, a change in leadership structure would be made if our Board of Directors determines it is in the best long-term interests of our stockholders.

Executive Sessions

Executive sessions of independent non-employee directors are held in connection with each regularly scheduled Board meeting and at other times as necessary, and are chaired by the Presiding Director. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and other non-independent directors, if any. The Committees of our Board also generally meet in executive session at the end of each Committee meeting.

Effectiveness of our Board and Committees

The Board and each of its Committees will perform an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. The Nominating and Corporate Governance Committee also will conduct an individual evaluation of each director, not less frequently than once every three years, the results of which will be shared with such individual director. These evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.

Board’s Role in Risk Oversight

Risk Oversight Generally

The Board of Directors is responsible for overseeing our risk management. To assist its oversight function, the Board has delegated many risk oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for providing advice to the board with respect to our risk evaluation and mitigation processes, including, in particular, the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external risks inherent in our business. The Audit Committee also oversees our internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full board regularly engages in discussions of the most significant risks that we face and how these risks are being managed, and the Board receives reports on risk management from our senior officers and outside consultants engaged to provide an enterprise-level review of the risks facing the Company.

Our senior executives provide the Board of Directors and its committees with regular updates about our strategies and objectives and the risks inherent within them at Board and Committee meetings and in regular reports. Board and Committee meetings also provide a venue for directors to discuss issues of concern with management. The Board of Directors and Committees call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, the Company’s Chief Legal Officer and the Company’s Chief Financial Officer report directly to our Chief Executive Officer, providing him with visibility to our risk profile. The Board of Directors believes that the work undertaken by the Audit Committee, together with the work of the full Board, the President and the Chief Executive Officer, enables the Board to effectively oversee our risk management function.

Compensation Programs

The Compensation Committee, together with senior management, also reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Nominating and Corporate Governance Committee will consider a reasonable number of candidates recommended by a single stockholder who has held over 0.1% of Active common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Amended and Restated Bylaws and Corporate Governance Guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Nominating and Corporate Governance Committee in care of the Corporate Secretary, The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego, CA 92121. The Nominating and Corporate Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees. A printed copy of our Amended and Restated Bylaws and Corporate Governance Guidelines may be obtained by any stockholder upon request to our Investor Relations Department.

Identification and Evaluation of Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Our Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective Board Committees, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Corporate Governance Committee deems appropriate, including the use of third parties to review candidates.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board and its Committees to fulfill their respective responsibilities. As set forth in our Corporate Governance Guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Nominating and Corporate Governance Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and Company and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his profession and community. We also believe that our directors’ diversity of backgrounds and experiences results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

The Nominating and Corporate Governance Committee and the Board believe that each of the director nominees for election at the annual meeting brings a strong and unique set of qualifications, attributes and skills and provides the Board as a whole with an optimal balance of experience, leadership and competencies in areas of importance to our Company. Under “Proposal 1—Election of Directors,” we provide an overview of each director nominee’s principal occupation, business experience and other directorships, together with other key attributes that we believe provide value to the Board, the Company and its stockholders.

Director Independence

The Board has established categorical standards to assist it in making its determination of director independence. As embodied in our Corporate Governance Guidelines, using standards that the Board has adopted to assist it in assessing independence and in accordance with applicable SEC rules and the listing standards of the NYSE, the Board defines an “independent director” to be a director who:

•

is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, the Company (provided, however, that, in accordance with NYSE listing standards, service as an interim executive officer, by itself, does not disqualify a director from being considered independent under this test following the conclusion of that service);

•

has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years (provided however, that, in accordance with NYSE listing standards, compensation received by a director for former service as an interim executive officer need not be considered in determining independence under this test);

•

(a) is not a current partner or employee of a firm that is our internal or external auditor; (b) does not have an immediate family member who is a current partner of our internal or external auditor; and (c) is not and was not during the last three years, and whose immediate family member is not and was not during the last three years, a partner or employee of our internal or external auditor who personally worked on our audit within that time;

•

is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another company during a time when any of our present executive officers serve on that other company’s Compensation Committee;

•

is not, and whose immediate family member is not, serving as a paid consultant or advisor to the Company or to any of our executive officers, or a party to a personal services contract with the Company or with any of our executive officers;

•

is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

is not, and whose immediate family member is not, an executive officer of a non-profit or other tax-exempt organization to which we have made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues (amounts that we contribute under matching gift programs are not included in the contributions calculated for purposes of this standard); and

•	has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

The Board assesses on a regular basis, and at least annually, the independence of our directors and, based on the recommendation of the Nominating and Corporate Governance Committee, makes a determination as to which directors are independent. References to “us,” “we” or “the Company” above would include any subsidiary in a consolidated group with Active. The terms “immediate family member” and “executive officer” above are expected to have the same meaning specified for such terms in the NYSE listing standards.

The Board has determined that the following directors, comprising all of our non-employee directors, are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Messrs. Clancy, Grayson, Green, Levin and Schultz, representing five of our seven directors. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board of Directors has established the following committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Directors serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Membership of the Committees of the Board

	Audit	Compensation	Nominating and Corporate Governance
David Alberga	—	—	—
Thomas N. Clancy	X	Chair	X
Bruns H. Grayson	X	—	X
Stephen L. Green	Chair	X	Chair
Matthew Landa	—	—	—
Joseph Levin	—	—	—
Scott Schultz	—	X	—

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process. The responsibilities of this committee include, among other things:

•	appointing our independent registered public accounting firm and determining the funding for audit and review by them of our consolidated financial statements and any permissible non-audit services;

•	evaluating and overseeing our independent registered public accounting firm’s independence and performance;

•	determining in advance whether to engage our independent registered public accounting firm and their activities with respect to our financial reporting and compliance with our disclosure policies;

•	reviewing our annual and quarterly consolidated financial statements and reporting and discussing the financial statements and reports with our independent auditors and management;

•	approving the disclosures in and filing of our periodic reports on Form 10-K and Form 10-Q to be filed with the SEC;

•

reviewing with our independent auditors and management any significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal controls, accounting or auditing matters;

•	establishing procedures for the confidential, anonymous submissions by employees regarding accounting, internal controls or accounting matters;

•	reviewing and, if appropriate, approving proposed related party transactions; and

•	developing, reviewing and amending our code of conduct.

Both our independent auditors and management periodically meet separately with our Audit Committee. A copy of our Audit Committee charter is available on our website www.activenetwork.com.

The current members of our Audit Committee are Messrs. Clancy, Grayson and Green. Mr. Green serves as chairman of the Audit Committee. Our Board of Directors has determined that all of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board of Directors has determined that each member of Audit Committee is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Our Board of Directors has determined that all of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our Audit Committee met 8 times during 2011.

Compensation Committee. Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. The responsibilities of this committee include, among other things:

•

determining the compensation and other terms of employment of our executive officers and senior management, and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to members of our Board of Directors;

•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	administering the issuance of stock options and other equity incentive arrangements under our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements; and

•

reviewing and approving the terms of employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and senior management.

Our Compensation Committee with the input of senior management evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our company. We structure our compensation to address company-wide risk. This is accomplished in part by tying compensation to corporate goals and individual performance goals. These goals can be adjusted annually to address risks identified in the annual risk assessment. We also use a mix of different compensation elements to balance short-term awards versus long-term awards to align compensation with our business strategy and stockholders’ interests. We believe the combination of base salary, performance-based cash awards and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our company. We have adopted a Compensation Committee charter, a copy of which is available on our website at www.activenetwork.com.

The current members of our Compensation Committee are Messrs. Clancy, Green and Schultz. Mr. Clancy serves as the chairman of the Compensation Committee. Our Board of Directors has determined that all of the members of our Compensation Committee are independent directors under the applicable rules and regulations of the SEC and NYSE. Our Compensation Committee met 8 times during 2011.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors.

The responsibilities of this committee include, among other things:

•	developing and maintaining a current list of the functional needs and qualifications of members of our Board of Directors;

•	evaluating director performance on the Board of Directors and applicable committees of the Board of Directors and determining whether continued service on our Board of Directors is appropriate;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating stockholder nominations of candidates for election to our Board of Directors;

•	developing, reviewing and amending a set of corporate governance policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•

recommending to our Board of Directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

A copy of our Nominating and Corporate Governance Committee charter is available on our website www.activenetwork.com.

The current members of our Nominating and Corporate Governance Committee are Messrs. Clancy, Grayson and Green. Mr. Green serves as the chairman of the committee. Our Board of Directors has determined that all of the members of our Nominating and Corporate Governance Committee are independent directors under the applicable rules and regulations of the NYSE. Our Nominating and Corporate Governance Committee was established in May 2011 and met once during 2011.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Communicating with the Board

Our Corporate Governance Guidelines establish procedures by which stockholders and other interested parties may communicate with the Board, any Committee of the Board, any individual director (including the Presiding Director) or the independent non-employee directors as a group. Such parties can send communications by mail to the Board in care of the Corporate Secretary, The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego, California 92121. The name or title of any specific recipient or group should be noted in the communication. Communications from stockholders are distributed by the Corporate Secretary to the Board or to the Committee or director(s) to whom the communication is addressed, however the Corporate Secretary will not distribute items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate the Company’s engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Compensation Consultant

In the last fiscal year, the Compensation Committee has selected and retained Compensia as independent executive compensation consultants. Compensia provides compensation consulting services to the Compensation Committee, reports directly to the Compensation Committee, only provides services that are requested by the Compensation Committee and works with the Company’s management only on matters for which the Compensation Committee is responsible.

Policy on Stock Hedging

All directors and executive officers are prohibited from engaging in short-term or speculative transactions involving our securities, such as publicly traded options, short sales, puts and calls, and hedging transactions.

DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of the Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on Board committees. Directors who are our employees, such as Mr. Alberga and Mr. Landa, receive no separate compensation for their services as directors.

Our director compensation is overseen by the Compensation Committee, which makes recommendations to the Board of Directors on the appropriate amount and structure of our programs in light of then-current competitive practice. The Compensation Committee receives advice and recommendations from Compensia, our compensation consultant, with respect to its determination on director compensation matters.

In March 2011, the Compensation Committee adopted our current non-employee director compensation policy, pursuant to which non-employee directors are compensated for their services on our Board of Directors. In 2011, pursuant to the policy:

•

each non-employee director received an annual fee of $32,500 payable for the director’s service during the year and 46,000 options to purchase shares of common stock. The number of options to be granted to directors for the fiscal year ended December 31, 2012 and in subsequent years will be adjusted to account for among other things, the trading history of our stock and the compensation policies of our peer companies;

•

the Chairman of the Audit Committee received an additional annual fee of $20,000 for the Chairman’s service during the year and each other Audit Committee member received an additional annual fee of $5,500;

•

the Chairman of the Compensation Committee received an additional annual fee of $10,000 for the Chairman’s service during the year and each other Compensation Committee member received an additional annual fee of $4,000; and

•

the Chairman of the Nominating and Corporate Governance Committee received an additional annual fee of $8,750 for the Chairman’s service during the year and each other Nominating and Corporate Governance Committee member received an additional annual fee of $2,750.

Annual option grants to directors are expected to be granted on the date of our annual meeting and will have an exercise price per share determined at the fair market value on the date of grant, vesting in equal monthly installments over the 12-month period following the date of grant. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any Committee on which he or she serves.

All of our directors are eligible to participate in our 2011 Equity Incentive Plan, and our employee directors are eligible to participate in our 2011 Employee Stock Purchase Plan. For a more detailed description of these plans, see “Compensation Discussion and Analysis—Other Benefits.”

Non-Employee Director Compensation Table

The following table sets forth information regarding compensation earned by our non-employee-directors during the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Thomas Clancy (2)(3)	$50,375	$380,885	$431,260
Stephen Green (2)	39,150	380,885	420,035
Bruns Grayson (2)	24,450	380,885	405,335
Joseph Levin (2)	19,500	380,885	400,385
Scott Schultz (2)(4)	21,900	380,885	402,785

(1)	Reflects the grant date fair value of all awards made during the year calculated using the assumptions described in Note 16 to our audited financial statements included in our 2011 Annual Report on Form 10-K.
(2)	As of December 31, 2011, Messrs. Clancy, Green, Grayson, Levin and Schultz each had 46,000 outstanding options.
(3)	As of December 31, 2011, Mr. Clancy held 24,063 shares of common stock which were acquired upon exercise of unvested options. 10,000 of Mr. Clancy’s unvested shares remain subject to a right of repurchase by us, which lapses over the remaining 15-month vesting schedule. 14,063 of Mr. Clancy’s unvested shares remain subject to a right of repurchase by us, which lapses over the remaining 26-month vesting schedule.
(4)	Mr. Schultz has entered into an agreement with the United States Tennis Association pursuant to which the United States Tennis Association receives the pecuniary benefit upon exercise of the options held by Mr. Schultz. Mr. Schultz disclaims beneficial ownership except to the extent of his pecuniary interest therein.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are committed to building long-term shareholder value. Our executive compensation program is designed to deliver on this commitment by using a balanced performance measurement framework that is aligned with the key drivers of performance and shareholder value creation. This executive summary provides an overview of our program, including our fiscal 2011 company performance and its alignment with the compensation paid to our executives.

We believe that the pay-for-performance philosophy of our executive compensation program helped drive improvement of our financial and operational performance in fiscal 2011, despite the challenges of the continued uncertainty of the economic environment. Notwithstanding these challenges, we believe fiscal 2011 was a good performance year due to the strength of our leadership team and employees, our business model, and continued focused on enhancing our products and customer experience. Highlights of our 2011 performance include (all comparisons are made to fiscal year 2010):

•	Total net revenue was $337.4 million, up 21% from $279.6 million.

•	Technology revenue constituted 86%, or $290.5 million of total net revenue, up 22% from $237.7 million.

•	Registrations grew 14% over the prior year period to 80.3 million.

•	51,300 organizations utilized the Company’s technology solutions, up 8%.

•	Marketing services revenue constituted 14%, or $46.9 million of total net revenue, up 12% from $41.9 million.

•	Net loss was $15.3 million compared to a net loss of $27.3 million.

•	Adjusted EBITDA, a non-GAAP financial measure, increased 43% to $36.0 million, from $25.1 million. For a reconciliation of GAAP to non-GAAP, see pages 36-37 of our Annual Report on Form 10-K.

We have designed our compensation and benefits programs and philosophy to attract, retain and incentivize talented, qualified and committed executive officers that share our commitment to our customers and participant communities and desire to work toward our corporate objectives and annual and long-term goals. We believe compensation incentives for our executive officers should promote the success of our company and motivate them to pursue corporate objectives, and above all should be structured so as to reward clear, easily measured performance goals that closely align the executive officers’ incentives with the long-term interests of our stockholders. Our executive compensation programs combine short- and long-term components, cash and equity and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to create incentives and reward our executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews on an annual basis and approves compensation decisions relating to our executives, including our named executive officers. Our compensation programs have historically reflected our status as a start-up company, and our principal objective has been to preserve cash resources while attracting and retaining executive talent, largely through the grant of equity incentives consisting of stock options that vest over time. By focusing our executive compensation program on equity incentive awards, we have sought to align the interests of our executive officers and stockholders by motivating executive officers to increase the value of our stock over time.

In January 2011, our Compensation Committee engaged Compensia, an independent executive compensation consulting firm, to evaluate our executive compensation programs relative to those of a public company peer group and to make recommendations with respect to appropriate levels and forms of compensation. The objective of this evaluation and the resulting compensation adjustments was to ensure that we remain competitive as a newly public company and that our named executive officers have meaningful incentives to remain employed with us and contribute to the achievement of our corporate goals. Based on these recommendations, our Compensation Committee adjusted our compensation programs in 2011, as described below.

Our Compensation Committee determines allocations of compensation between cash and equity compensation or among different forms of non-cash compensation based on its review of typical allocations within our compensation peer group. The Compensation Committee has not adopted, however, and has no current plans to adopt, any policy requiring a specific allocation between cash and equity compensation or between short-term and long-term compensation. In the course of its deliberations, the Compensation Committee reviews each component of compensation, how they relate to each other and, in particular, how they relate to and affect total compensation. The Compensation Committee’s philosophy is that a substantial portion of an executive officer’s compensation should be performance-based, whether in the form of equity or cash compensation. In that regard, we use options or other equity incentive awards as a significant component of compensation because we believe that they best align individual compensation with the creation of stockholder value. We also use cash incentive plans tied to our annual corporate goals. Although we demonstrated strong performance during 2011, we did not meet the financial targets under our 2011 Bonus Plan, and accordingly, our annual incentive payouts to our named executive officers were below targeted levels, as more fully explained below.

Our named executive officers for fiscal year 2011 were David Alberga, Chief Executive Officer and Chairman of the Board; Matthew Landa, President and Director; Scott Mendel, Chief Financial Officer; Darko Dejanovic, Chief Technology, Product and Innovation Officer; Jon Belmonte, our former Chief Media Officer; and Sheryl Roland, Executive Vice President, Human Resources. In November 2011, we entered into a transition services agreement with Mr. Belmonte, pursuant to which Mr. Belmonte stepped down from his position as Chief Media Officer. Mr. Belmonte agreed to continue his employment with us to assist in the transition process as a special corporate projects advisor through December 31, 2011.

Overview of Compensation Program

The elements of our compensation program are directed toward providing our executives with both annual and long-term performance incentives, with the overall objective to motivate our executives to help us achieve our corporate goals and build value for our stockholders. The elements of our compensation program primarily include:

•	base salary;

•	annual performance-based cash bonus awards; and

•	stock-based incentive awards.

We also provide our executives with long-term disability insurance and a limited number of additional benefits that are provided to all of our employees. Each of these compensation elements is described in more detail below.

In determining the relevant amounts for each of these compensation elements to be awarded to our executives, our Compensation Committee considers the following objectives:

•

A Substantial Portion of Executive Compensation Should Be Performance-Based. We believe that a substantial portion of the compensation received by each of our executives should be directly tied to, and contingent upon, the performance of our company as a whole and the executive’s individual contribution and performance. To support this objective, we established the Active Incentive Plan, or the Bonus Plan. The Bonus Plan is designed to align each executive’s efforts with our key corporate goals by providing an opportunity for the executive to earn an annual cash bonus with amounts determined by considering our success in achieving our corporate goals, which are Adjusted EBITDA and revenue targets.

•

Stock-Based Incentive Awards Should Comprise a Substantial Portion of Executive Compensation. We believe that a substantial portion of executive compensation should be delivered in the form of stock-based incentive awards in order to align the long-term interests of our executives with those of our stockholders and to provide a retention incentive to our executives.

•

Our Executive Compensation Should Be Competitive and Fair. In order to help us attract and retain talented executives, we believe that our compensation programs should be competitive when compared to our peers as well as perceived as fair, when considered both externally as well as internally.

Compensation Process

Our Compensation Committee is responsible for establishing our compensation philosophy and setting the compensation levels for our executives, including base salaries, target-based cash bonus awards and stock-based incentive awards. The Compensation Committee is responsible for approving the corporate goals for purposes of determining annual cash bonus awards. To assist the Compensation Committee, our Chief Executive Officer prepares a report during the first quarter of each fiscal year recommending base salaries, stock-based incentive awards, corporate goals for the fiscal year and individual performance goals for each executive officer. The Compensation Committee in its sole discretion may accept or adjust the compensation recommendations it is provided and reviews the recommendations in conjunction with market compensation data as described below. No executive officer is present at the time his or her compensation is being discussed or determined by the Compensation Committee.

Prior to becoming a public company, we informally considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in our industry based on general knowledge possessed by members of our Compensation Committee. We now favor a more empirically-based approach that involves formal benchmarking as well as best practices with respect to compensation and benefits. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

In January 2011, our Compensation Committee engaged Compensia, a national compensation consulting firm, to provide executive compensation advisory services for 2011. Compensia performed the following services during 2011:

•	advised the Compensation Committee on current compensation market trends;

•	assessed our executives’ base salaries, cash bonuses and equity compensation levels and plan structures against our peer groups;

•	reviewed market and “best” practices with respect to executive severance/change-of-control arrangements;

•	reviewed considerations and market practices related to short-term cash incentive plans; and

•	reviewed board of director compensation market practices among public high-technology companies.

Determination of Executive Compensation

In setting the compensation for our executive officers, our Compensation Committee places significant emphasis on the recommendation of our Chief Executive Officer (other than with respect to determining his own compensation), considers our overall performance during the prior fiscal year and the executive’s individual contributions during the prior fiscal year, as well as relevant market data. With respect to the hiring of Mr. Dejanovic as our Chief Technology, Product and Innovation Officer in August 2011, the Compensation Committee considered Mr. Dejanovic’s executive background, relevant market data and prior compensation earned by Mr. Dejanovic in lieu of prior year performance.

Components of Executive Compensation

As indicated above, we compensate our executives through a combination of annual and long-term incentives that are designed to motivate our executives to help us achieve our key corporate goals and build value for our stockholders.

Base Salary. Our Compensation Committee is responsible for setting our executive base salaries. The Compensation Committee evaluates and sets the base salaries for our executives on an annual basis following performance reviews, as well as upon a promotion or other change in responsibility. Our base salaries reflect salaries that our Compensation Committee generally acknowledge to be below base salaries available at our peer companies. Many of the named executive officers were early employees who recognized our cash constraints as we focused resources on the development of our business and who agreed to relatively lower base salaries in exchange for equity incentive awards. In setting base salaries for our executive officers in 2011, our Compensation Committee considered the executive’s position, our success in achieving our prior year corporate goals, the individual’s contribution and performance during the prior fiscal year and formal benchmarking based on an executive compensation peer group. The Compensation Committee also considered the evaluations and recommendations proposed by our Chief Executive Officer.

One of the objectives of our compensation program is to provide our named executives with base salaries that are competitively reasonable and appropriate in the talent market for our business needs and circumstances. With the assistance of Compensia, in March 2011, our Compensation Committee conducted an analysis of base salaries using compensation data disclosed in public filings to establish reference points that we used to compare our named executives’ 2010 base salaries to those provided by peer companies.

Our Compensation Committee selected our peer companies for fiscal year 2011, taking into account Compensia’s recommendations, based on the following characteristics:

•	principal business in a related industry segment compared to our company (i.e. software);

•	broadly similar in revenue and revenue growth compared to our company;

•	principal headquarters location on either the east coast or west coast; and

•	recent transition to a public company.

As a result of the peer group criteria, our Compensation Committee approved the following peer companies for fiscal 2011:

Peer Companies for Base Salary in Fiscal Year 2011

Demand Media

Intralinks Holdings

Quinstreet

Ancestry.com

Blackboard

Blue Nile

comScore

Constant Contact

Reachlocal

Realpage

Shutterfly

Synchronoss Technologies

Taleo

Ultimate Software Group

Concur Technologies

SuccessFactors

NetSuite

WebMD Health

As a result of this analysis, our Compensation Committee determined that 2010 base salaries were well below that of the peer group and increased base salaries of our named executive officers in July 2011 to approximately the 25% percentile of our peers. Our named executive officers are currently being paid the following annualized salaries based on this salary increase:

Name and Title	2011 Base Salary
David Alberga, Chief Executive Officer	$390,000
Matthew Landa, President	350,000
Scott Mendel, Chief Financial Officer	290,000
Jon Belmonte, Chief Media Officer (1)	230,000
Darko Dejanovic, Chief Technology, Product and Innovation Officer	400,000
Sheryl Roland, Executive Vice President, Human Resources	205,000

(1)	Mr. Belmonte stepped down from his position as Chief Media Officer effective November 14, 2011 and terminated his employment with us effective December 31, 2011.

We also consider many other factors in the process of determining compensation levels for each named executive officer, including:

•	our belief that our compensation amounts should be internally fair and equitable relative to roles, responsibilities and relationships among our named executive officers;

•	prior compensation or amounts realized or realizable from equity compensation by named executive officers;

•	the evaluations and recommendations proposed by our Chief Executive Officer (other than with respect to his own compensation); and

•	criticalness of each named executive officer’s skills and experience to the overall business.

We do not have a predefined framework that determines which factors may be more or less important, and the emphasis placed on specific factors may vary among the named executive officers. Ultimately, it is our Compensation Committee’s judgment of these factors, along with competitive data, that form the basis for determining named executives’ base salaries.

Our Compensation Committee, with the assistance of Compensia, has revised our peer group criteria for fiscal 2012 based upon the following criteria:

•	SaaS companies with limited internet focus and U.S. headquarters;

•	companies with which we directly compete for executive talent;

•	companies with 0.5x to 3.0x our 2011 fiscal year revenue. In addition, our revenue should approximate the 50th percentile of our peer group; and

•	companies with 0.5x to 5.0x our market capitalization based on our 200-day average closing share price.

As a result of the new peer group criteria, our Compensation Committee approved the following peer companies for fiscal 2012:

Peer Companies for Base Salary in Fiscal Year 2012

Ariba, Inc. *

Concur Technologies

Constant Contact

Digital River *

Kenexa Corp. *

Medidata Solutions, Inc. *

Monster *

NetSuite

Realpage

Shutterfly

Synchronoss Technologies

Taleo

TIBCO *

Ultimate Software Group, Inc.

Vistaprint *

WebMD Health

*	New for Fiscal Year 2012

Performance-Based Cash Bonus Awards. Our Compensation Committee is responsible for administrating our Bonus Plan. All named executive officers are eligible to participate in the Bonus Plan. The Bonus Plan is designed to align each executive’s efforts with our corporate goals. For fiscal year 2011, our corporate goals were based on two equally weighted goals: Adjusted EBITDA (as further detailed in our Annual Report on Form 10-K) and revenue.

The Bonus Plan has three thresholds of achievement for our corporate goals: base plan (50% of target), target plan (100% of target) and maximum plan (150% of target). The base plan represents the minimum threshold below which no bonuses are required to be paid. Each threshold requires us to achieve both our Adjusted EBITDA and revenue targets for the applicable threshold bonus to be paid for 2011. Following achievement of a threshold, bonuses are assessed independently on a linear basis and the degree to which we perform against these goals will determine the amounts payable under the Bonus Plan. The resulting calculation of the Adjusted EBITDA component (50%) and revenue component (50%) is summed to arrive at a total target bonus amount for each named executive officer. Achievement above and beyond the maximum threshold level may result in an additional bonus reward based on exceptional individual contributions. In addition, to reward exceptional individual contributions, in certain circumstances, the Compensation Committee may determine to award bonuses to named executive officers in the event we do not achieve our corporate goals. However, individual incentive payments will not be an entitlement. There were no individual components required for our named executive officers to receive a bonus award under the 2011 Bonus Plan as each executive’s individual contributions was linked to our corporate goals. We expect to add an individual performance component as an additional element of determining bonuses of named executive officers under the 2012 Bonus Plan.

At the time the corporate goals were set, our Compensation Committee believed that the corporate goals were challenging and aggressive. For example, at each of the thresholds, we would have had to achieve a significant year-over-year increase in our Adjusted EBITDA and revenue. Our Compensation Committee believed that the achievement of the Adjusted EBITDA and revenue goals at each of the threshold levels would require substantial efforts, excellent leadership, effective leveraging of our competencies and a clear focus on driving results throughout the year.

After the end of each fiscal year, the Compensation Committee is responsible for setting the actual bonus amounts to be awarded. To assist our Compensation Committee, each year our Chief Executive Officer provides the Compensation Committee with documentation regarding full or partial achievement of our corporate goals. For fiscal 2011, the minimum threshold under the base plan for revenue was set at $341.5 million and the minimum threshold for Adjusted EBITDA was set at $41.1 million. We failed to meet these objectives, and as a result, we were not required to pay out any bonuses under the Bonus Plan. However, based on the Company’s strong year-over-year growth in both revenue and Adjusted EBITDA for fiscal 2011 and in order help us maintain strong employee satisfaction among our talented executives, the Compensation Committee awarded discretionary bonuses at 25% of target under the Bonus Plan.

We may terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid. For fiscal year 2011, our Compensation Committee set the thresholds at the following three levels based on each named executive officer’s role and responsibilities. The potential Bonus Plan payments at each of the thresholds are set forth for each named executive officer in the table below based on the executive’s base salary effective in July 2011. Mr. Dejanovic’s thresholds are pro-rated for his four months of service with the company during fiscal year 2011.

Name and Title	Base Plan (50% Target)	Target Plan (100% Target)	Maximum Plan (150% Target)
David Alberga, Chief Executive Officer	$234,000	$468,000	$702,000
Matthew Landa, President	210,000	420,000	630,000
Scott Mendel, Chief Financial Officer	108,750	217,500	326,250
Darko Dejanovic, Chief Technology, Product and Innovation Officer	50,000	100,000	150,000
Jon Belmonte, Chief Media Officer	86,250	172,500	258,750
Sheryl Roland, Executive Vice President, Human Resources	66,625	133,250	199,875

For fiscal year 2011, we failed to achieve our minimum Adjusted EBITDA and revenue targets under the base plan. However, the Compensation Committee approved discretionary funding of our 2011 Bonus Plan in an amount equal to 25% of our target plan bonus amount. Based on the foregoing, our named executive officers will receive bonuses in the following amounts for 2011. All bonus amounts will be payable in April 2011.

Name and Title	2011 Bonus Amount
David Alberga, Chief Executive Officer	$117,000
Matthew Landa, President	105,000
Scott Mendel, Chief Financial Officer	54,375
Darko Dejanovic, Chief Technology, Product and Innovation Officer	25,000
Jon Belmonte, Chief Media Officer	43,125
Sheryl Roland, Executive Vice President, Human Resources	33,313

In addition, following the closing of our initial public offering in May 2011, certain of our named executive officers also received retention-based cash incentive awards in the amounts set forth below. The retention-based cash incentive awards were granted on a deferred basis for retention purposes in fiscal year 2009 when we did not achieve our Adjusted EBITDA and revenue targets, and as a result, no bonuses were paid to executive officers under our Bonus Plan. The bonuses were payable upon the earlier of May 25, 2012, or 60 days following the closing of our initial public offering.

Name and Title	Amount of Special Deferred Incentive Award
David Alberga, Chief Executive Officer	$230,000
Matthew Landa, President	230,000
Jon Belmonte, Chief Media Officer	151,500

Stock-Based Incentive Awards. In addition to our performance-based cash bonus awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards generally consist of options to purchase shares of our common stock and restricted stock unit awards. We believe that stock option and restricted stock unit awards help further our compensation objectives by encouraging retention of our executives and by providing our executives with incentives to continue to focus on our financial performance and increasing stockholder value.

Our executive officers generally receive a stock option award in connection with their initial hire, following promotions and on an annual basis. Our Chief Executive Officer, after consulting with our Compensation Committee, recommends to our Compensation Committee the specific number of shares to be subject to each option award granted to each named executive officer. The recommendation is based on the assessment of company performance and the named executive officer’s performance during the prior fiscal year, the levels of the other components of the named executive officer’s compensation and the dilutive effects of equity grants. While our Compensation Committee utilized market data based on the general knowledge of our compensation committee in making a determination regarding 2011 equity grants, our Compensation Committee gave significant deference to the recommendations of our Chief Executive Officer, as he is most familiar with the other named executive officers’ performance. Our Chief Executive Officer did not utilize any predefined criteria that determines which factors may be more or less important, and the emphasis placed on specific factors varied among the named executive officers. Ultimately, it is our Compensation Committee’s judgment of these factors, along with our Compensation Committee’s general knowledge of market data, that formed the basis for determining the equity awards granted to our named executive officers in 2011. However, with respect to the hiring of Mr. Dejanovic in August 2011, we granted Mr. Dejanovic the restricted stock unit awards described below based on his executive background and prior historical compensation. For 2012, we expect to utilize formalized market data from our peer group in lieu of informal market data in addition to the factors described above.

The same process is used to determine the specific number of shares to be subject to each option granted to our Chief Executive Officer, with the exception that the recommendation is made by the Chairman of our Compensation Committee. The Chief Executive Officer’s performance is assessed by the Compensation Committee with input from the other independent members of our Board of Directors.

To date, our equity incentives have been granted principally with time-based vesting. Most new hire option and restricted stock unit grants, including those for our executive officers, vest over a four-year period with 25% vesting at the end of the first year of employment and the remainder vesting in equal monthly installments over the subsequent three years of employment. Annual grants generally vest monthly in equal installments over a four year period. However, historically certain stock option awards have been granted to our named executive officers with vesting in equal monthly installments over two and three year periods. Although our practice in recent years has been to primarily provide equity incentives principally in the form of stock option grants that vest over time, our Compensation Committee approved grants of time-based and performance-based restricted stock units to Mr. Dejanovic during fiscal 2011 and may grant RSU’s and other alternative forms of equity in the future, such as performance shares or restricted stock awards. In 2012, we expect to further utilize equity awards based on individual performance metrics as a means of better aligning the pay and performance of our named executive officers. See “2011 Equity Incentive Award Plan” below for additional information regarding our equity incentive plan.

In connection with his initial hire in August 2011, Mr. Dejanovic received 402,127 restricted stock units that vest ratably in annual increments over a four year period and 67,099 performance-based restricted stock units, 50% of which vest in 2013 if certain performance metrics are met and the remaining of which vest in 2015 if certain performance metrics are met. Performance-based restricted stock units are intended to reinforce achievement of long-term strategic objectives, and strengthen the link of executive long-term incentives to defined, longer-term Company financial and operational goals approved by the Compensation Committee. With respect to the 67,099 performance-based restricted stock units granted to Mr. Dejanovic, the performance metrics are based 50% on our achievement of annual revenue goals for the prior fiscal year and 50% based on our achievement of each of the following technology deliverables: datacenter reductions, technology integration and product launches. At the time these goals were set, our Compensation Committee believed that the corporate goals were challenging and aggressive. For example, at each of the revenue thresholds, we will have to achieve a significant year-over-year increase in our annual revenue for the restricted stock units to vest. Going forward, we expect to increase our use of both time-based and performance-based restricted stock units to provide more meaningful retention awards to certain of our executives over the long-term and to align our financial performance goals with the goals of our named executive officers.

Stock and Option Grant Practices. In the absence of a public trading market for our common stock prior to our initial public offering in May 2011, our Board of Directors had historically determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including our financial condition, the likelihood of a liquidity event, the liquidation preference of our participating preferred stock, the price at which our preferred stock was sold, the enterprise values of comparable companies, our cash needs, operating losses, market conditions, material risks to our business and valuations obtained from independent valuation firms. All equity awards to our employees, consultants and directors were granted at no less than the fair market value of our common stock as determined in good faith by our Board of Directors on the date of grant of each award.

Following our initial public offering, all stock and option awards to new and current employees, including our executive officers, are granted at pre-determined meeting dates of the Compensation Committee. Our Compensation Committee grants the equity awards in accordance with the dates fixed by this policy whether or not we are aware of any material non-public information (whether positive or negative) at the time of grant. The amount of realizable value related to such awards is determined by our stock price on the date the awards vest, and therefore is determined by our financial performance during the period prior to vesting. Whether our stock price moves up or down shortly after the grant date is largely irrelevant for purposes of the equity awards.

The exercise price of any option grant is determined by reference to the fair market value of such shares, which the 2011 Equity Incentive Award Plan, or the 2011 Plan, defines as the closing price of our common stock on the New York Stock Exchange on the date of grant.

2011 Equity Incentive Award Plan. In April 2011, our stockholders adopted and approved our 2011 Equity Incentive Award Plan, or 2011 Plan, which became effective upon our initial public offering. Awards may be granted under our 2011 Plan to employees, including officers, directors, or consultants, of The Active Network and our present or future affiliated entities. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units and cash-based awards or other stock-based awards to any eligible participant. The 2011 Plan is administered by our Compensation Committee. Subject to the provisions of our 2011 Plan, the Compensation Committee determines, in its discretion, the persons to whom, and the times at which, awards are granted, as well as the size, terms and conditions of each award. All awards are evidenced by a written agreement between us and the holder of the award. The Compensation Committee has the authority to construe and interpret the terms of our 2011 Plan and awards granted under our 2011 Plan.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our executives with the following benefits:

•	Health Insurance. We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.

•	Disability Insurance. We provide each of our executives with disability insurance.

•

Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) defined contribution plan. Pursuant to our 401(k) plan, we made matching contributions for each of our named executive officers in an amount equal to $0.25 for every $1.00 contributed up to maximum of 1% of earnings.

•	Nonqualified Deferred Compensation. We do not currently provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

•

Perquisites. We have historically limited the perquisites made available to our executive officers. This policy could change if we find it important to provide perquisites to increase our ability to attract and retain key employees. Our executives are entitled to relocation expenses following their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees. Mr. Dejanovic is also entitled to receive a monthly car allowance.

•

2011 Employee Stock Purchase Plan. In April 2011, our stockholders adopted and approved our 2011 Employee Stock Purchase Plan, or our 2011 ESPP, in which most employees, including executives, may choose to participate. Participants may purchase up to $25,000 in our stock per calendar year at a price equal to 85% of the fair market value of the stock at either the beginning or end of each six-month purchase period, whichever is lower. The Compensation Committee believes that the 2011 ESPP provides another effective vehicle for enabling our executives and employees to increase their ownership position in The Active Network, thereby promoting an ownership mentality and a tighter link between the interests of employees and stockholders.

Post-Employment Compensation

Certain terms and conditions of employment for each of our named executive officers are set forth in retention or change of control agreements. We recognized that it would be necessary to develop competitive compensation packages designed to attract and retain qualified candidates at our most critical positions. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure, balancing both competitive and internal equity considerations.

The retention agreements and change of control agreements that we extended to our named executive officers provide for certain protections in the event of their termination of employment under specified circumstances, or following a change in control. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their current employment for a position in a new and unfamiliar organization. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our company.

For a summary of the material terms and conditions of these severance and change in control arrangements, see “—Employment Arrangements—Retention and Change of Control Arrangements” below.

Employment Arrangements

Retention and Change of Control Arrangements

On August 17, 2005, we entered into executive retention agreements with each of Messrs. Alberga, Landa and Belmonte. These agreements were amended on December 22, 2008. In March 2010 and August 2011, we entered into executive retention agreements with Scott Mendel and Darko Dejanovic, respectively, with substantially the same terms. Each of these agreements provides that if we terminate the executive’s employment without cause (as defined in each of the respective retention agreements), if the executive terminates his employment for good reason (as defined in each of the respective retention agreements) or if the executive’s employment is terminated due to complete disability (as defined in each of the respective retention agreements), the executive will be entitled to receive the following:

•	base salary and accrued and unused vacation benefits earned through the date of termination, less standard tax withholding;

•

subject to certain exceptions, one year of severance from the date of termination at the executive’s then base salary payable within ten days following termination of employment, plus (i) reimbursement of premiums for continued health care coverage for a one year period and (ii) an amount equal to the executive’s target annual bonus for the fiscal year assuming all performance objectives have been met and prorated based on the number of days the executive was employed with us prior to termination, payable within ten days following termination of employment; and

•

vesting of stock options or restricted stock on the date of termination with respect to the number of options and any other equity awards that would have vested over the 12-month period following the date of termination.

In addition to the foregoing, in the event of a change in control, regardless of termination, all of the executive’s stock options and any other equity awards become fully vested and the post-termination exercisability period will for be for up two years following termination.

In July 2010, we entered into a change in control agreement with Sheryl Roland. The agreement provides that if Ms. Roland’s employment is terminated within the twelve (12) month period immediately following the date of a change in control (as defined in the change in control agreement) by us without cause (as defined in the change in control agreement) or by Ms. Roland for good reason (as defined in the change in control agreement), Ms. Roland will be entitled to receive the following:

•

base salary and accrued and unused vacation benefits earned through the date of termination, less standard tax withholding plus all other amounts to which Ms. Roland would be entitled under any of our compensation plans or practices at the time such payments are due; provided, however, that any accrued but unpaid bonus will only be paid to Ms. Roland if she is employed on the date such bonus would otherwise be paid in accordance with our standard practices;

•

subject to certain exceptions, nine months of (i) severance from the date of termination at the executive’s then base salary payable within fifteen days following termination of employment and (ii) reimbursement of premiums for continued health care coverage, unless Ms. Roland becomes eligible for coverage by a health insurance plan of a subsequent employer prior to that time; and

•	subject to certain exceptions, the vesting of one hundred percent (100%) of Ms. Roland’s unvested equity awards on the date of termination.

Dejanovic Offer Letter

On May 4, 2011 we entered into an offer letter with Mr. Dejanovic, our Chief Technology, Product and Innovation Officer. Mr. Dejanovic’s current base salary is $400,000, and he is eligible to participate in our annual incentive bonus plan. In connection with Mr. Dejanovic’s commencement of employment, we granted Mr. Dejanovic 402,127 restricted stock units that vest ratably in annual increments over a four year period and 67,099 performance-based restricted stock units, 50% of which vest in 2013 if certain performance metrics are met and the remaining of which vest in 2015 if certain performance metrics are met.

Transition Services Agreement

On November 14, 2011, we entered into a Transition Services Agreement with Mr. Belmonte, pursuant to which Mr. Belmonte stepped down from his position of Chief Media Officer. Mr. Belmonte continued his employment with the company to assist in the transition process as a special corporate projects advisor through December 31, 2011 (the “Departure Date”). In consideration for his continued service through the Departure Date and his agreement to a general release and certain other standard terms and conditions, (i) the vesting of 71,041 of Mr. Belmonte’s outstanding options fully accelerated on the Departure Date and (ii) all of Mr. Belmonte’s vested stock options as of the Departure Date will remain exercisable for a period of one year following the Departure Date. Mr. Belmonte also is eligible to receive his 2011 annual incentive compensation bonus to which he would otherwise have been entitled had he remained employed by the company through the bonus payment date.

Accounting and Tax Considerations

Internal Revenue Code (the “Code”) Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change of control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have designed the change of control severance arrangements described above in a manner to avoid the application of Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE.

Thomas N. Clancy (Chairperson)

Stephen Green

Scott Schultz

The preceding “Compensation Committee Report” shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the year ended December 31, 2011. The compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended December 31,	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total
David Alberga	2011	$326,717	—	$2,566,831	$117,000	$247,073	$3,257,621
Chief Executive Officer	2010	281,218	—	88,920	85,000	2,187	457,325

Matthew Landa	2011	289,567	—	2,318,428	105,000	242,106	2,955,101
President	2010	246,582	—	71,136	85,000	291	403,009

Scott Mendel	2011	259,231	—	828,010	54,375	15,442	1,157,058
Chief Financial Officer	2010	193,846	—	483,163	85,000	57,734	819,743

Jon Belmonte (6)	2011	226,519	—	1,449,018	43,125	798,786	2,517,448
Chief Media Officer	2010	211,946	—	44,460	73,000	2,283	331,689

Darko Dejanovic (7)	2011	130,769	$7,812,613	—	25,000	35,595	8,003,977
Chief Technology, Product and Innovation Officer	2010	—	—	—	—	—	—

Sheryl Roland	2011	196,544		828,010	33,313	10,167	1,068,034
EVP, Human Resources	2010	170,089	—	22,230	40,000	9,283	241,602

(1)	The amounts reported in the “Salary” column reflect amounts paid to each applicable named executive officer during the year ended December 31, 2011. See the table under “Components of Executive Compensation—Base Salary” for each named executive officer’s annualized base salary for the year ended December 31, 2011.
(2)	The amounts reflect the aggregate grant date fair value of the restricted stock awards granted during 2011. Restricted stock awards are valued on the date of grant at the closing sale price per share of our common stock. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2011.
(3)	The amounts reflect the grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes option model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers in fiscal years 2010 through 2011, refer to Note 16 of our financial statements included in our 2011 Annual Report on Form 10-K. For Mr. Belmonte, the Board accelerated the vesting of 71,041 options in connection with his termination of employment, and the amount also reflects the incremental fair value of such modified option awards, computed as of the modification date in accordance with FASB ASC Topic 718, in the amount of $632,551.
(4)	The amounts included in the Non-Equity Incentive Plan Compensation column for 2010 represent amounts earned and payable under the Bonus Plan, which were paid in April 2011. The amounts included in the Non-Equity Incentive Plan Compensation column for 2011 represent amounts earned under the Bonus Plan which are payable in April 2012. Mr. Dejanovic’s bonus amount for 2011 was pro-rated for his four months of service with the company during fiscal year 2011.

(5)	For the fiscal year ended December 31, 2011, all other compensation includes (i) special deferred incentive awards described above, (ii) matching contributions to our 401(k) plan, (iii) payments by us for long-term disability, (iv) the value of perquisites, consisting of the provision of an automobile allowance ($8,332) and travel expenses ($12,262) for Mr. Dejanovic, and (v) acceleration of option awards for Mr. Belmonte ($632,551) pursuant to his transition service agreement as described below:

Name	Special Deferred Incentive Awards	Matching Contributions	Long-term Disability	Others
Mr. Alberga	$230,000	$3,267	$13,806	—
Mr. Landa	230,000	—	12,106	—
Mr. Mendel	—	3,442	12,000	—
Mr. Belmonte	151,500	4,331	10,405	$632,551
Mr. Dejanovic	—	—	15,000	20,594
Ms. Roland	—	2,088	8,079	—

(6)	Mr. Belmonte terminated his employment with us effective December 31, 2011. Pursuant to the terms of his transition services agreement, Mr. Belmonte is eligible to receive his non-equity incentive plan compensation for fiscal year 2011.
(7)	Mr. Dejanovic commenced employment with us effective August 2011. The amount reported in the “Salary” column for Mr. Dejanovic reflects his prorated salary earned for 2011.

2011 Grants of Plan Based Awards

The following table sets forth information regarding grants of plan based awards to each of the named executive officers during the fiscal year ended December 31, 2011. During the year ended December 31, 2011, we granted stock options to purchase an aggregate of 3,027,100 shares of our common stock and 730,226 restricted stock units under our 2002 Stock Option/Stock Issuance Plan and our 2011 Equity Incentive Award Plan, including grants to named executive officers. Generally, 25% of the shares subject to options vest one year from the date of hire and the remainder of the shares vest in equal monthly installments over the 36 months thereafter. Options granted one year from the date of hire start vesting immediately in equal monthly installments over 48 months. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our common stock as determined in good faith by our Board of Directors on the date of the grant. Options expire ten years from the date of grant. Generally, time-based restricted stock units vest ratably in annual increments over a four year period.

Name	Grant Date	Estimated Future Payouts under Non-Equity Plan Incentive Awards ($) (1)			Estimated Possible Payouts under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards; Number of Securities Underlying Options	Exercise Price of Option Awards ($)	Grant Date Fair Value of Awards ($) (2)
		Base	Target	Maximum
David Alberga	3/15/2011	234,000	468,000	702,000	—		—	310,000	$7.88	$2,566,831
Matthew Landa	3/15/2011	210,000	420,000	630,000	—		—	280,000	7.88	2,318,428
Scott Mendel	3/15/2011	108,750	217,500	326,250	—		—	100,000	7.88	828,010
Jon Belmonte	3/15/2011	86,250	172,500	258,750	—		—	175,000	7.88	1,449,018
Darko Dejanovic	8/29/2011	50,000	100,000	150,000	67,099	(3)	402,127	—	—	7,812,613
Sheryl Roland	3/15/2011	66,625	133,250	199,875	—		—	100,000	7.88	828,010

(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our Bonus Plan at the time the grants of awards were made. Each column assumes the achievement of our corporate goals at the applicable threshold level. The actual amounts paid to our named executive officers are set forth in the “Summary Compensation Table” above and the calculation of the total amounts paid is discussed more fully in “Compensation Discussion and Analysis.”

(2)	Figures reflected are based on the grant date fair value of all awards made during the year calculated using the assumptions described in Note 16 to our audited financial statements included in our 2011 Annual Report on Form 10-K.
(3)	50% of these performance-based restricted stock units vest in August 2013 and the remaining restricted stock units vest in August 2015 (4 years after date of grant) with vesting in each case based 50% on our achievement of annual revenue goals for the prior fiscal year and 50% based on our achievement of each of the following technology deliverables: datacenter reductions, technology integration and product launches.

2011 Outstanding Option Awards at Year End

The following table sets forth information regarding outstanding option awards held by our named executive officers at December 31, 2011.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($/Share)	Option Expiration Date	Number of shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David Alberga	11/9/2006	289,829	(1)(2)	—	1.96	11/9/2016	—		—	—		—
	2/27/2007	100,000	(1)	—	1.96	2/27/2017	—		—	—		—
	9/6/2007	479,650	(1)	—	1.96	9/6/2017	—		—	—		—
	2/21/2008	100,000	(3)	—	1.96	2/21/2018	—		—	—		—
	8/22/2008	158,966	(1)	—	1.96	8/22/2018	—		—	—		—
	11/20/2008	299,646	(1)	—	1.96	11/20/2018	—		—	—		—
	1/20/2009	158,300	(1)	—	1.96	1/20/2019	—		—	—		—
	04/01/2009	100,000	(3)	—	1.96	4/1/2019	—		—	—		—
	03/05/2010	68,112	(3)	—	1.96	3/5/2020	—		—	—		—
	3/15/2011	310,000	(3)(4)	—	7.88	3/15/2021	—		—	—		—

Matthew Landa	11/9/2006	210,676	(1)(7)	—	1.96	11/9/2016	—		—	—		—
	2/27/2007	67,865	(1)(7)	—	1.96	2/27/2017	—		—	—		—
	9/6/2007	408,005	(1)(7)	—	1.96	9/6/2017	—		—	—		—
	2/21/2008	72,515	(3)(7)	—	1.96	2/21/2018	—		—	—		—
	8/22/2008	148,022	(1)(7)	—	1.96	8/22/2018	—		—	—		—
	11/20/2008	143,392	(1)(7)	—	1.96	11/20/2018	—		—	—		—
	1/20/2009	54,923	(1)(7)	—	1.96	1/20/2019	—		—	—		—
	04/01/2009	61,667	(3)(7)	—	1.96	4/1/2019	—		—	—		—
	03/05/2010	55,335	(3)(8)	—	1.96	3/5/2020	—		—	—		—
	3/15/2011	280,000	(3)(4)	—	7.88	3/15/2021	—		—	—		—

Scott Mendel	03/08/2010	191,965	(5)	—	1.96	3/8/2020	—		—	—		—
	11/18/2010	122,682	(5)	—	4.87	11/18/2020	—		—	—		—
	3/15/2011	100,000	(3)(4)	—	7.88	3/15/2021	—		—	—		—

Jon Belmonte	2/8/2005	6,667	(1)	—	1.96	2/8/2015	—		—	—		—
	2/16/2006	19,266	(1)	—	1.96	2/16/2016	—		—	—		—
	11/9/2006	105,980	(1)	—	1.96	11/9/2016	—		—	—		—
	2/27/2007	30,365	(1)	—	1.96	2/27/2017	—		—	—		—
	9/6/2007	106,556	(1)	—	1.96	9/6/2017	—		—	—		—
	2/21/2008	35,696	(1)	—	1.96	2/21/2018	—		—	—		—
	8/22/2008	66,068	(1)	—	1.96	8/22/2018	—		—	—		—
	11/20/2008	56,837	(1)	—	1.96	11/20/2018	—		—	—		—
	1/20/2009	76,458	(1)	—	1.96	1/20/2019	—		—	—		—
	04/01/2009	34,375	(1)	—	1.96	4/1/2019	—		—	—		—
	3/15/2011	76,561	(1)(4)	—	7.88	3/15/2021	—		—	—		—

Darko Dejanovic	08/29/2011	—		—	—	—	402,127	(6)	5,468,927	67,099	(6)	912,546

Sheryl Roland	3/15/2011	100,000	(3)(4)	—	7.88	3/15/2021	—		—	—		—

(1)	Each option is fully vested as of December 31, 2011.
(2)	Options transferred to the Alberga/Cernosia Revocable Declaration of Trust dated October 26th, 2004.

(3)	Each option grant vests in 48 equal monthly installments beginning on the grant date, subject to acceleration as described under “Potential Payments upon Termination or Change of Control” below.
(4)	On March 15, 2011, the Compensation Committee approved grant of stock options subject to the approval of stockholders amending the 2002 Plan by increasing the authorized number of shares of common stock available for issuance by 1,100,000 shares of common stock. Stockholder approval to increase the authorized number of shares was received on April 13, 2011. The awards were considered granted from an accounting perspective in April 2011.
(5)	Each option grants vests as to 25% of the shares subject to the option on the first anniversary of the grant date and 1/48th of the shares subject to the option on each monthly anniversary, subject to acceleration as described under “Potential Payments upon Terminations or Change of Control” below.
(6)	402,127 RSU’s vest ratably in annual 25% increments over four years on each of the four anniversaries of the grant date. 67,099 RSU’s are performance based contingent upon achievement of company and individual performance goals. 50% of these performance-based restricted stock units vest on August 29, 2013 and the remaining restricted stock units vest on August 29, 2015 (4 years after date of grant) with vesting in each case based 50% on our achievement of annual revenue goals for the prior fiscal year and 50% based on our achievement of each of the following technology deliverables: datacenter reductions, technology integration and product launches. If a performance milestone is not achieved, these shares associated with that milestone are forfeited.
(7)	Options transferred to The Landa Family Trust dated May 18, 2007.
(8)	28,980 options were transferred to The Landa Family Trust dated May 18, 2007.

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercised stock options during the year ended December 31, 2011 for each of the named executive officers. There was no public trading market for our common stock prior to May 25, 2011. Accordingly, the value realized on exercise prior to that time is based on the difference between the value of our common stock as determined by our Board of Directors on the date of exercise and the exercise price of each option. After May 25, 2011, the value realized on exercise is based on the difference between the closing sale price on the date of exercise and the exercise price of each option. No restricted stock unit awards vested during 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
David Alberga	493,105	$5,295,754
Matthew Landa	292,607	3,503,465
Scott Mendel	60,353	780,258
Jon Belmonte	229,923	2,593,661
Darko Dejanovic	—	—
Sheryl Roland	—	—

(1)	The aggregate dollar amount realized upon the exercise of the options represents the amount by which the aggregate market price of the shares of our common stock on the date of exercise exceeds the aggregate exercise price of the option.

Potential Payments upon Termination or Change in Control

The table below describes the potential payments or benefits to our named executive officers upon termination of employment by us without cause or termination of employment by the named executive officer for good reason, as if each executive’s employment terminated as of December 31, 2011; provided the actual payments and benefits received by Mr. Belmonte upon his termination of employment with the Company during 2011 are included below. See “Compensation Discussion & Analysis—Employment Arrangements” for additional information.

Name	Lump Sum Severance Payment	Health Benefits	Options (Unvested and Accelerated) Vesting (1)	Restricted Stock Units (Unvested and Accelerated) Vesting (1)	Total
David Alberga	$390,000	$17,267	$1,073,804	—	$1,481,071
Matthew Landa	350,000	17,267	904,808	—	1,272,075
Scott Mendel	290,000	15,280	1,138,214	—	1,443,494
Jon Belmonte (2)	—	—	632,551	—	632,551
Darko Dejanovic	400,000	17,267	—	$1,367,235	1,784,502
Sheryl Roland (3)	205,000	11,388	843,079	—	1,059,467

(1)	If a named executive officer is terminated by us without cause or by the executive for good reason, the named executive’s options or restricted stock units which would have vested within 12 months following such termination vest in full on the date of termination, except with respect to Ms. Roland as described in footnote 3 below. The value of the accelerated options is determined by multiplying (a) the difference between $13.60, the closing price of our common stock on December 30, 2011 and the applicable exercise price of each option, by (b) the number of unvested and accelerated options. The value of the accelerated restricted stock units is calculated based on $13.60, the closing price of our common stock on December 30, 2011.
(2)	On November 14, 2011, we entered into a transition services agreement with Mr. Belmonte, pursuant to which (i) the vesting of 71,041 of Mr. Belmonte’s outstanding options fully accelerated on December 31, 2011 and (ii) the expiration date of all of Mr. Belmonte’s vested stock options as of December 31, 2011 was extended through December 31, 2012. The value of these option modifications is reflected above.
(3)	Ms. Roland’s employment must be terminated by us without cause or by Ms. Roland for good reason within twelve (12) months following a change of control transaction for any potential payments or benefits to be paid. Upon such a termination following a change of control, Ms. Roland’s outstanding options vest in full.

The table below describes the potential payments or benefits to our named executive officers upon a change of control of the company, as if such change of control occurred as of December 31, 2011. See “Compensation Discussion & Analysis—Employment Arrangements” for additional information.

Name	Stock or Option Vesting (1)
David Alberga	$2,532,004
Matthew Landa	2,174,329
Scott Mendel	2,904,802
Darko Dejanovic	6,381,474
Sheryl Roland (2)	843,079

(1)	The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2011 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options.
(2)	Ms. Roland’s employment must be terminated by us without cause or by Ms. Roland for good reason within twelve (12) months following a change of control transaction for any option acceleration to occur.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the equity compensation plans as of December 31, 2011:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options		Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (1)	12,335,034	(2)	3.71	(3)	4,303,058	(4)
Equity compensation plans not approved by stockholders	—		—		—
Total	12,335,034	(2)	3.71	(3)	4,303,058	(4)

(1)	Consists of three plans: the Company’s 2002 Stock Option/Stock Issuance Plan, 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan.
(2)	Includes approximately 67,099 shares that may be issued upon the satisfaction of performance objectives or other conditions pursuant to RSUs granted under the 2011 Equity Incentive Plan.
(3)	Does not include outstanding RSUs.
(4)	Consists of shares available for future issuance under our 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan. As of December 31, 2011, an aggregate of 3,231,634 shares of common stock were available for issuance under the 2011 Equity Incentive Plan and 1,071,424 shares of common stock were available for issuance under the 2011 Employee Stock Purchase Plan. The 2011 Equity Incentive Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2021, subject to certain limitations, by a number of shares equal to the least of: (1) 5% of the number of shares of our common stock issued and outstanding on January 1, or (2) a number of shares set by our Board. The 2011 Employee Stock Purchase Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2021, subject to certain limitations, by a number of shares equal to the least of: (1) 1% of the number of shares of our common stock outstanding on that date, or (2) a lesser number of shares determined by our Board.

STOCK OWNERSHIP OF

PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The beneficial ownership information set forth below is as of the record date, March 26, 2012, and is based upon publicly available information or information supplied or confirmed by the named individuals. The address of each person named in the table below is c/o The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego, California 92121.

	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class (1)
5% Stockholders:
Entities affiliated with ESPN (2)	6,038,806	10.4%
Entities affiliated with Canaan Partners (3)	4,627,879	8.0%
Elicia Acquisition Corp. (4)	4,600,052	7.9%
T. Rowe Price Associates, Inc. (5)	4,000,945	6.9%
Entities affiliated with ABS Ventures (6)	3,647,709	6.3%

Named Executive Officers and Directors:
David Alberga (7)	1,913,102	3.3%
Matthew Landa (8)	1,662,400	2.9%
Scott Mendel (9)	361,742	*
Darko Dejanovic	—	*
Jon Belmonte (10)	380,799	*
Sheryl Roland (11)	180,335	*
Thomas N. Clancy (12)	210,024	*
Stephen L. Green (13)	4,697,425	8.1%
Bruns H. Grayson (14)	3,727,284	6.4%
Joseph Levin (15)	46,000	*
Scott Schultz (15)(16)	46,000	*
All current executive officers and directors as a group (12 persons)	13,490,237	21.6%

*	Represents beneficial ownership of less than 1%.
(1)	Number of shares owned as shown both in this table and the accompanying footnotes and percentage ownership is based on 58,166,605 shares of common stock outstanding on March 26, 2012.
(2)	Includes 2,169,696 of the shares are held by ESPN Digital Media, Inc. and 3,869,110 of the shares are held by Starwave Corporation. ESPN Digital Media, Inc. is a wholly-owned subsidiary of ESPN, Inc. Starwave Corporation is a wholly-owned subsidiary of The Walt Disney Company. ESPN, Inc. is a majority-owned subsidiary of The Walt Disney Company. The address of the entities affiliated with ESPN, Inc. is ESPN Plaza, Bristol, CT 06010.
(3)

The address of the entities affiliated with Canaan Partners is 285 Riverside Avenue, Suite 250, Westport, CT 06880. Shares beneficially owned consist of 87,637 shares of common stock held by Canaan Equity II Entrepreneurs LLC (“Canaan Entrepreneurs II”), 1,103,895 shares held by Canaan Equity II L.P. (“Canaan Equity II”), 493,803 shares of common stock held by Canaan Equity II L.P. (QP) (“Canaan QP II”), 55,352 shares of common stock held by Canaan Equity III Entrepreneurs LLC (“Canaan Entrepreneurs III”), 1,482,243 shares of common stock held by Canaan Equity III L.P. (“Canaan Equity III”) and 1,404,949 shares of common stock held by Canaan VII L.P. (“Canaan VII L.P.”). Canaan Equity Partners II LLC (“Canaan II”) as (a) the sole Manager of Canaan Entrepreneurs II and (b) the sole General Partner of each of Canaan Equity II and Canaan QP II, has ultimate voting and dispositive power over the shares held of record by Canaan Entrepreneurs II, Canaan Equity II and Canaan QP II (the “Canaan II Shares”). Canaan Equity Partners III LLC (“Canaan III”) as (a) the sole Manager of Canaan Entrepreneurs III and (b) the sole General Partner of Canaan Equity III, has ultimate voting and dispositive power over the shares held of record by Canaan Entrepreneurs III and Canaan Equity III (the “Canaan III Shares”). Canaan Partners VII LLC (“Canaan VII”) is

the sole General Partner of Canaan VII L.P. and has ultimate voting and dispositive power over the shares held of record by Canaan VII L.P. (the “Canaan VII Shares”). Shared voting and dispositive power over the Canaan II Shares is vested in the managers of Canaan II, which are John V. Balen, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, Eric A. Young, Charmers Landing LLC (“Charmers”), Stonehenge LLC (“Stonehenge”) and Waubeeka LLC (“Waubeeka”). The sole managers of Charmers, Stonehenge and Waubeeka are Stephen L. Green, Gregory Kopchinsky and Guy M. Russo, respectively. Shared voting and dispositive power over the Canaan III Shares is vested in the managers of Canaan III, which are John V. Balen, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Seth A. Rudnick, Guy M. Russo and Eric A. Young. Shared voting and dispositive power over the Canaan VII Shares is vested in the managers of Canaan VII, which are Brenton K. Ahrens, John V. Balen, Maha S. Ibrahim, Deepak Kamra, Gregory Kopchinsky, Seth A. Rudnick, Guy M. Russo and Eric A. Young. Stephen L. Green, a member of the Company’s board of directors, is a manager of Canaan II and Canaan III. Mr. Green does not have voting or dispositive power over the Canaan VII shares.
(4)	The address of Elicia Acquisition Corp. is 555 W. 18th St., New York, New York 10011. Elicia Acquisition Corp. is a wholly owned subsidiary of IAC/InterActiveCorp. Voting and dispositive power over the shares resides with the board of directors of IAC/InterActiveCorp. The board of directors of IAC/InterActiveCorp. consists of Gregory R. Blatt, Edgar Bronfman, Jr., Barry Diller, Victor A. Kaufman, Donald R. Keough, Bryan Lourd, Arthur C. Martinez, David S. Rosenblatt, Alexander von Furstenberg, Richard F. Zannino and Michael P. Zeisser.
(5)	Information based on Schedule 13G as filed with the Securities and Exchange Commission on February 10, 2012. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment advisor. As of February 10, 2012, T. Rowe Price Associates, Inc. had sole voting power over 660,245 shares of common stock and sole dispositive power over 4,000,945 shares of common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(6)	The address of the entities affiliated with ABS Ventures is 950 Winter Street, Suite 2600, Waltham, MA 02451. Shares beneficially owned consist of 1,570,939 shares of common stock held by ABS Ventures IX, L.P., 72,996 shares of common stock held by ABS Ventures IT, L.P, 3,774 shares of common stock held by ABS Investors L.L.C., and 2,000,000 shares of common stock held by ABS Ventures VI, L.L.C. ABS Ventures VI, L.P. is the sole member of ABS Ventures VI, L.L.C. Calvert Capital IV LLC is the general partner of ABS Ventures VI, L.P. Calvert Capital V LLC is the general partner of ABS Ventures IX, L.P. Calvert Capital VI LLC is the general partner of ABS Ventures IT, L.P. Calvert Capital Management Company is the sole member of Calvert Capital VI LLC. Bruns Grayson, the managing member of ABS Investors L.L.C., Calvert Capital IV LLC and Calvert Capital V LLC, has voting and dispositive power with respect to the shares held by ABS Investors L.L.C., ABS Ventures IX, L.P. and ABS Ventures VI L.L.C. R. William Burgess, Jr. is also a managing member of Calvert Capital V LLC and shares voting and dispositive power with respect to the securities held by ABS Ventures IX, L.P. Mr. Grayson is the President of Calvert Capital Management Company and Mr. Burgess is its Vice President and together they share voting and dispositive power with respect to the shares held by ABS Investors LLC.
(7)	Includes 184,599 shares of common stock held by The Alberga/Cernosia Revocable Trust dated October 26, 2004. Also includes options to purchase 1,728,503 shares of common stock currently exercisable (i) 587,139 of which are held by The Alberga/Cernosia Revocable Trust dated October 26, 2004, of which 222,983 are unvested as of the record date and (ii) 1,141,364 of which are held by Mr. Alberga, of which 86,602 are unvested as of the record date.
(8)	Includes 1,412,400 options to purchase shares of common stock currently exercisable (i) 1,106,045 of which are held by The Landa Family Trust utd May 18, 2007, of which 36,157 are unvested as of the record date, and (ii) 306,355 of which are held by Mr. Landa, of which 235,511 are unvested as of the record date.
(9)	Represents options to purchase 361,742 shares of common stock currently exercisable, of which 284,335 remain unvested as of the record date.
(10)	Includes 13,169 shares of common stock which are held by Jon Belmonte, Trustee of the Belmonte Trust dated November 13, 2010 and 367,630 options to purchase shares of common stock, all of which are exercisable and vested as of the record date.

(11)	Includes 26,980 shares of common stock issued upon exercise of unvested options, which are subject to a right to repurchase by us as of the record date, which lapses over the vesting schedule. Also includes 100,000 options to purchase shares of common stock, of which 75,001 are unvested as of the record date.
(12)	Includes (i) 20,625 shares of common stock issued upon exercise of unvested options which are subject to a right of repurchase by us as of the record date, which lapses over the vesting schedule, and (ii) 79,024 shares held by TAO Venture Partners, LLC. Also includes options to purchase 46,000 shares of common stock currently exercisable, of which 30,666 are unvested as of the record date. Tom Clancy is the managing member of TAO Venture Partners, LLC and has voting and dispositive power with respect to the shares. Mr. Clancy disclaims beneficial ownership except to the extent of his pecuniary interest therein. The address of TAO Venture Partners, LLC is c/o Tom Clancy, 3023 Lloyd St., San Diego, California 92117.
(13)	Includes 4,627,879 shares held by entities affiliated with Canaan Partners. See footnote 3 above. Also includes options to purchase 46,000 shares of common stock, of which 30,666 are unvested as of the record date.
(14)	Includes 3,647,709 shares held by entities affiliated with ABS Ventures. See footnote 5 above. Also includes options to purchase 46,000 shares of common stock, of which 30,666 are unvested as of the record date.
(15)	Includes options to purchase 46,000 of common stock, of which 30,666 are unvested as of the record date.
(16)	Mr. Schultz has entered into an agreement with the United States Tennis Association pursuant to which the United States Tennis Association receives the pecuniary benefit upon exercise of his options. Mr. Schultz disclaims beneficial ownership except to the extent of his pecuniary interest therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Independent Registered Public Accounting Firm Fees

The following table represents aggregate fees for professional audit services rendered by Ernst & Young LLP, our independent registered accounting firm for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Ernst & Young LLP:

	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit Fees (1)	$2,131,303	$679,562
Audit-Related Fees (2)	295,162	10,747
Tax Fees (3)	288,566	118,780

Total	$2,715,031	$809,009

(1)	Audit fees consist of fees billed for the audit of our consolidated annual financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations. The 2011 audit fees include $1,206,042 of fees billed in connection with our initial public offering in May 2011.
(2)	Audit-related fees consist of fees for other audit-related professional services provided by Ernst & Young LLP. Fees include services associated with acquisition due diligence, service auditor report under SSAE 16, and accounting consultations not qualifying under audit fees.
(3)	Tax fees consist of fees for professional services rendered by Ernst & Young for tax compliance, international tax planning and tax advice.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditor

The Audit Committee has established an Audit and Non-Audit Services Compliance Policy (the “Policy”) requiring pre-approval of all audit and permissible non-audit services performed by the independent auditor to monitor the auditor’s independence from the Company. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.

The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence. Additionally, the Audit Committee considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. Also, unless a service is a pre-approved service set forth in the Policy and within the established guidelines, it will require approval by the Audit Committee in order for it to be provided by the independent auditor. In its review, the Audit Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services.

As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee to address certain requests for pre-approval of services for up to $250,000, and the Chair must report his or her pre-approval decisions to the Audit Committee at its next regular meeting. The Policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management. The Audit Committee monitors compliance by requiring management to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent auditor. Management has also implemented internal procedures to promote compliance with the Policy.

The Audit Committee has selected Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2012, subject to ratification by our stockholders. Representatives of Ernst & Young LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material”, is not deemed “filed with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of The Active Network, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Board of Directors is comprised of three independent directors, as defined in Section 303A.02 of the NYSE Listed Company Manual and SEC Rule 10A-3, and operates under a written charter adopted by the Board, a copy of which is available. The Board of Directors determined that the Audit Committee members are financial experts as defined by Securities and Exchange Commission rules. The Audit Committee is charged with the oversight of the integrity of our consolidated financial statements, including the review of the quarterly financial statements and disclosures contained in our Quarterly Report on Form 10-Q and annual financial statements and disclosures contained in our Annual Report on Form 10-K as filed with the SEC and the appointment, compensation, qualifications, independence and work of our independent registered public accounting firm. In addition, the Audit Committee has reviewed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the corporate governance listing standards of the New York Stock Exchange as they relate to Audit Committee policies.

Management is responsible for the financial statements, the corporate accounting and financial reporting processes, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent auditors are responsible for planning and performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

In this context, the Audit Committee met on eight occasions in the fiscal year ended December 31, 2011 and held discussions with management and the independent auditors. Management represented to the committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, including whether any off-balance sheet financing transactions or any transactions with related parties existed.

The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its audits and quarterly reviews of the Company’s financial statements. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also received from the Company’s independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) regarding their communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission on March 16, 2012.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE.

Stephen Green (Chairperson)

Thomas N. Clancy

Bruns H. Grayson

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 2011, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements described in “Compensation Discussion and Analysis” and “Executive Compensation” and the transactions set forth below. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Transactions with the USTA

In August 2006, we entered into a Master Services Agreement and certain other related agreements with the United States Tennis Association, or USTA, as amended in December 2010. Scott Schultz, a member of our Board of Directors, is the managing director for recreational tennis at the USTA. Pursuant to the terms of these agreements, the USTA purchases certain software services from us. For the year ended December 31, 2011, revenue from USTA and its affiliates was approximately $5.0 million. In addition, the USTA held a warrant to purchase shares of our common stock, which was net exercised for 91,148 shares upon the closing of our initial public offering.

Transactions with ESPN and Disney

In December 2007, we entered into an Internet advertising and promotion agreement with an affiliate of ESPN, as amended in May 2009. Entities affiliated with ESPN hold in the aggregate more than 5% of our common stock. Pursuant to the terms of the agreement, an affiliate of ESPN purchases certain advertising and promotion services from us. For year ended December 31, 2011, revenue from ESPN and its affiliates was $6.5 million.

ESPN is a wholly-owned subsidiary of The Walt Disney Company (“Disney”). We have also entered into an online registration services agreement with Disney to provide online advertising. We recorded revenues from Disney of approximately $1.5 million for the year ended December 31, 2011.

Convertible Note Financing

In September 2009, we entered into a convertible debt note purchase agreement totaling $4.0 million with David Alberga, our Chief Executive Officer, and ABS Ventures IT, L.P. and ABS Ventures IX, L.P., two entities affiliated with Bruns Grayson, a member of our board of directors. We used a portion of the proceeds from our initial public offering to repay $1.0 million of the outstanding principal amount of the convertible debt. The remaining $3.0 million of outstanding principal and $0.5 million of accrued interest was converted into 218,989 shares of our common stock in June 2011.

Employee Relationships

David Landa, the brother of Matthew Landa, our President, serves as our Senior Director, Strategic Business Development. Mr. Landa earned $103,500 in base salary in 2011 and his target bonus for fiscal 2011 was $40,000. Mr. Landa also received 1,000 options to purchase shares of our common stock as part of his compensation in 2011.

Indemnification Agreement

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Agreements with Management

We have entered into employment offer letters and retention and change of control agreements with certain of our executive officers, which contain vesting acceleration or severance benefits upon termination of employment or a change of control. See “Compensation Discussion & Analysis—Employment Arrangements—Retention and Change of Control Agreements” for a description of these agreements. Please see “Stock Ownership of Principal Stockholders and Management” for a description of the option and stock holdings of our directors and executive officers.

Policy for Approval of Related Party Transactions

Our Audit Committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our Board of Directors determines may be considered related parties, has or will have a direct or indirect material interest. If advanced approval is not feasible, the Audit Committee has the authority to ratify a related party transaction at the next Audit Committee meeting. For purposes of our Audit Committee charter, a material interest is deemed to be any consideration received by such a party in excess of $120,000 per year.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct our management to obtain on its behalf, all information that our committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by our committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of our committee. This approval authority may also be delegated to the chairman of the Audit Committee in respect of any transaction in which the expected amount is less than $500,000. No related party transaction may be entered into prior to the completion of these procedures.

The Audit Committee or its chairman, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as our committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in our best interest. No member of the Audit Committee may participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the Audit Committee will be required to provide all material information concerning the related party transaction to the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

To our knowledge, no person who, during the fiscal year ended December 31, 2011, was a director or officer of the company, or beneficial owner of more than ten percent of our common stock (which is the only class of our securities registered under Section 12 of the Exchange Act), failed to file on a timely basis reports required by Section 16 of the Exchange Act during such fiscal year with the exception of David Alberga who filed a Form 4 filing on July 29, 2011. The foregoing is based solely upon a review by us of Forms 3 and 4 relating to the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Exchange Act, and Forms 5 and amendments thereto furnished to us with respect to its most recent fiscal year, and any representation received by us from any reporting person that no Form 5 is required.

ADDITIONAL INFORMATION

Stockholder Proposals for 2013 Annual Meeting

Stockholders interested in submitting a proposal for consideration at our 2013 annual meeting must do so by sending such proposal to our The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego, CA 92121, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2013 annual meeting is December 14, 2012. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2013 annual meeting, any such stockholder proposal must be received by our Corporate Secretary on or before December 14, 2012, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our Amended and Restated Bylaws. Any stockholder proposal received after December 14, 2012 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Amended and Restated Bylaws.

Our Amended and Restated Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 90 days but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2013 annual meeting, such a proposal must be received by the Company on or after January 23, 2013 but no later than February 22, 2013. If the date of the 2013 annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2012 Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which the public announcement of the date of such meeting is first made.

Householding of Annual Meeting Materials

We have adopted “householding,” a procedure approved by the SEC under which Active stockholders who share an address will receive a single copy of the Annual Report, Proxy Statement or Notice, as applicable, or a single notice addressed to those stockholders. This procedure reduces printing costs and mailing fees, while also reducing the environmental impact of the distribution. If you reside at the same address as another Active stockholder and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego, CA 92121, Attention: Investor Relations or by emailing IR@activenetwork.com. Upon your request, we will promptly deliver a separate copy to you. The Proxy Statement and our Annual Report are also available at proxyvote.com.

Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker directly. You may also call (800) 542-1061 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). Any stockholders who share the same address and currently receive multiple copies of the Annual Report, Proxy Statement or Notice, as applicable, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or Active’s Investor Relations at the contact information listed above, to request information about householding.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By order of the Board of Directors,

Kory Vossoughi

Chief Legal Officer,

General Counsel and Secretary

San Diego, California

April 13, 2012

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These materials can be found in the “Investor Relations” section of our website at www.activenetwork.com, by clicking the “Corporate Governance” link. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

The Active Network, Inc.

10182 Telesis Court, Suite 100

San Diego, CA 92121

ACTIVE NETWORK INC 10182 TELESIS COURT SUITE 100 SAN DIEGO, CA 92121

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ACTV2012

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43486-P20159	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACTIVE NETWORK INC		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Bruns H. Grayson
02) Joseph Levin
The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2012.							☐	☐	☐
3.	Approval, on an advisory basis, of executive compensation.							☐	☐	☐
The Board of Directors recommends you vote 1 year on the following proposal:							3 Years	2 Years	1 Year	Abstain
4.	An advisory vote on the frequency of holding an advisory vote on executive compensation.						☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M43487-P20159

ACTIVE NETWORK INC

Annual Meeting of Stockholders

May 23, 2012 8:00 A.M. Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Alberga as proxy with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE ACTIVE NETWORK, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held via live webcast at www.virtualshareholdermeeting.com/ACTV2012 at 8:00 AM Pacific Time on Wednesday, May 23, 2012, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side